                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            DuPont Photomasks, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

DuPont Photomasks, Inc.
131 Old Settlers Boulevard
Round Rock, Texas 78664
512-310-6500
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 26, 1999
To our Stockholders

     Notice is hereby given that our 1999 Annual Meeting of Stockholders will be held at the Doubletree Hotel, 6505 North IH-35, Austin, Texas 78751, on Tuesday, October 26, 1999 at 10:00 a.m. local time and any adjournment thereof, for the following purposes:

     (1) To adopt and approve amendments to our Amended and Restated Certificate of Incorporation which generally impose certain measures affecting stockholders' rights and certain "anti-takeover" provisions in connection with changes of control of our company, including:

          (A) The division of our Board of Directors into three classes to be elected for separate terms of office.

          (B) Supermajority requirements of 66 2/3% of the voting power of all issued and outstanding shares of voting stock with respect to the removal of any director or the entire Board of Directors or the amendment, change or repeal of certain provisions of the Amended and Restated Certificate of Incorporation and Bylaws.

          (C) Increase the authorized number of shares of our common stock from 25,000,000 to 100,000,000 shares.

          (D) Eliminate the existing maximum on the liquidation preference of any preferred stock that we may issue from time to time.

          (E) Eliminate the ability of our stockholders to take action by written consent.

          (F) Special provision governing the election of directors by holders of our preferred stock that we may issue from time to time.

     (2) To elect to our Board of Directors seven directors, to serve until our 2000 annual meeting of Stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal;

     (3) To adopt and approve an amendment to our 1997 Stock Option and Restricted Stock Plan to increase the number of shares of our common stock authorized for issuance under the plan by 2,000,000 shares;

     (4) To ratify the appointment of PricewaterhouseCoopers LLP, as independent public accountants for our company for the year ending June 30, 2000; and

     (5) To transact such other business as may properly come before the meeting and any adjournments thereof.

     Our Board of Directors recommends an affirmative vote on the items described above. E.I. du Pont de Nemours and Company beneficially owned 8,400,000 shares (approximately 54.6%) of our common stock on the record date and thus will be able to control the vote on the items described above. DuPont has indicated its intention to vote in favor of the items described above.

     Only stockholders of record at the close of business on September 7, 1999 are entitled to notice of and to vote at the annual meeting. All stockholders are cordially invited and urged to attend the meeting. Regardless of whether you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy card in the enclosed self-addressed postage-paid envelope. You may still attend and vote in person at the annual meeting if you wish, even though you may have submitted your proxy prior to the meeting. If you attend the meeting and vote in person, your proxy will automatically be revoked and only your vote at the meeting will be counted. Our Bylaws require that the holders of a majority of the outstanding shares of our common stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting in person or by proxy.

     Your support for us is greatly appreciated.

                              By order of our Board of Directors


                              /s/ MARSHALL C. TURNER

                              Marshall C. Turner
                              Chairman of our Board and Chief Executive Officer

September 10, 1999

                            DUPONT PHOTOMASKS, INC.
                          131 Old Settlers Boulevard
                            Round Rock, Texas 78664

                                PROXY STATEMENT

                      1999 Annual Meeting of Stockholders

               SOLICITATION, EXERCISE AND REVOCATION OF PROXIES

     The accompanying proxy is solicited on behalf of our Board of Directors to be voted at our 1999 Annual Meeting of Stockholders. Our annual meeting will be held at the Doubletree Hotel, 6505 North IH-35, Austin, Texas 78751, on Tuesday, October 26, 1999 at 10:00 a.m. local time. In addition to the original solicitation by mail, certain of our regular employees may solicit proxies by telephone or in person. No specially engaged employees or solicitors will be retained for proxy solicitation purposes. All expenses of this solicitation, including the costs of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares, will be borne by us. You may vote in person at our annual meeting, if you wish, even though you have previously mailed in your proxy. This proxy statement and the accompanying proxy are being mailed to stockholders beginning on or about September 27, 1999.

     All duly executed proxies will be voted in accordance with the instructions thereon. Stockholders who execute proxies, however, retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice thereof has been given to Mr. John M. Lynn unless the stockholder granting such proxy votes in person at our annual meeting.

                             VOTING OF SECURITIES

     The record date for the determination of stockholders entitled to vote at our annual meeting is September 7, 1999. As of such date, we had outstanding 15,378,623 shares of our common stock, $.01 par value per share. Our common stock is the only class of our stock outstanding and entitled to vote at our annual meeting. Each stockholder is entitled to one vote for each share of our common stock held. All votes on the proposals set forth below will be taken by ballot. For purposes of the votes on all proposals set forth below, the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at our annual meeting. The stockholders present at our annual meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in our annual meeting. Abstentions and broker non-votes (the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON.

                  DISCLOSURE REGARDING ANTI-TAKEOVER PROPOSALS

     Our Board of Directors has approved a proposal to amend our Amended and Restated Certificate of Incorporation, also referred to or called our Charter, to include certain provisions available to public companies under Delaware law that deter hostile take-over attempts, as more particularly described below.
Our Board of Directors has also approved amendments to our Bylaws consistent with the proposed amendments to our Charter, which are to become effective simultaneously with the effectiveness of the proposed amendments to our Charter. If the proposed amendments to our Charter are approved, the Charter and Bylaws, as so amended, will become the governing instruments of our company and will differ in several respects from our existing Charter and Bylaws. Some of the changes will be procedural in nature but others will result in material changes in stockholders' rights and corporate procedures from those currently provided. Copies of the proposed amendments to the Charter and Bylaws are attached hereto as Exhibits A and

B. Our stockholders should carefully review the proposed amendments to determine the nature and desirability of the proposed changes.

     In considering the proposals, our stockholders should be aware that the overall effect of the proposed provisions is to make it more difficult for holders of a majority of the outstanding shares of our common stock to change the composition of our Board of Directors and to remove existing management in circumstances where a majority of the stockholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes. These provisions, if included in our Charter and Bylaws, could make a proxy contest a less effective means of removing or replacing existing directors or could make it more difficult to make a change in control of our company which is opposed by our Board of Directors. This strengthened tenure and authority of the Board of Directors could enable it to resist change and otherwise thwart the desires of a majority of the stockholders. Because these provisions may have the effect of continuing the tenure of the current directors, our Board of Directors has recognized that the individual directors have a personal interest in these provisions that may differ from those of our stockholders. However, our Board of Directors believes that these provisions' primary purpose is to ensure that it will have sufficient time to consider fully any proposed takeover attempt in light of the short-term and long-term benefits and other opportunities available to our company and, to the extent our Board of Directors determines to proceed with any takeover, to effectively negotiate terms that would maximize the benefits to our company and to our stockholders.

     A hostile takeover attempt may have a positive or negative effect on a corporation and its stockholders, depending on the circumstances surrounding a particular takeover attempt. Takeover attempts that have not been negotiated or approved by the Board of Directors of a corporation can seriously disrupt the business and management of a corporation and generally present to the stockholders the risk of terms which may be less than favorable to all of the stockholders than would be available in a board-approved transaction. Board-approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its stockholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and the maximum strategic deployment of corporate assets. In addition, in the case of a proposal which is presented to a Board of Directors, there is a greater opportunity for the Board of Directors to analyze the proposal thoroughly, to develop and evaluate alternatives, to negotiate for improved terms and to present its recommendations to stockholders in the most effective manner.

     Our Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to stockholders, providing all stockholders with considerable value for their shares. However, our Board of Directors believes that the potential disadvantages of unapproved takeover attempts are sufficiently great such that prudent steps to reduce the likelihood of such takeover attempts are in the best interests of our company and our stockholders. Accordingly, our Board of Directors has proposed certain measures for inclusion in our Charter and Bylaws that may have the effect of discouraging or deterring hostile takeover attempts.

     Notwithstanding the belief of our Board of Directors as to the benefits to our stockholders of the changes, stockholders should recognize that one of the effects of such changes may be to discourage a future attempt to acquire control of our company which is not presented to and approved by our Board of Directors, but which a substantial number, and perhaps even a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market price. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

     In addition, by increasing the probability that any person or group seeking control of our company would be forced to negotiate directly with our Board of Directors, the proposed takeover defenses could discourage takeover bids by means of a hostile tender offer, proxy contest or otherwise without the approval of our Board of Directors. Thus, the principal disadvantages to the stockholders which result from discouraging such hostile takeover bids would be to (i) reduce the likelihood that any acquiror would make a hostile tender offer for the outstanding shares of stock of our company at a premium over the market rate and
(ii) increase the difficulty of removing our existing Board of Directors and management even if in a particular case removal would be beneficial to stockholders generally.

     It should be noted, however, that our Board of Directors has a fiduciary duty to our stockholders to negotiate in the best interests of our stockholders and not for its own interests. Further, while the proposed takeover defenses may discourage hostile takeover attempts, these provisions would not prevent a hostile acquisition of our company.

     Our Board of Directors has considered the potential disadvantages and believes that the potential benefits of the provisions described below outweigh the possible disadvantages. In particular, our Board of Directors believes that the benefits associated with enabling our Board of Directors to fully consider and negotiate proposed takeover attempts make these proposals beneficial to our company and to our stockholders.

     The proposal to include these anti-takeover provisions in our Charter and Bylaws does not reflect knowledge on the part of our Board of Directors or management of any proposed takeover or other attempt to acquire control of our company. Management may in the future propose or adopt other measures designed to discourage takeovers apart from those proposed in this Proxy Statement, if warranted, from time to time in the judgment of our Board of Directors, although there is no such intention at the present time.

                      Summary of Anti-Takeover Proposals

     The anti-takeover proposals are summarized in the chart below. The following chart does not purport to be an exhaustive discussion. It is qualified in its entirety by reference to the Delaware General Corporation Law, our Charter and Bylaws, as presently in effect, and our Charter and Bylaws as proposed to be amended. Our stockholders are requested to read this chart in conjunction with the discussions and proposals following this summary. It should be noted that all of these proposals are submitted for single consideration and vote by our stockholders, and no proposal will be adopted unless all these proposals are adopted.

                                                 Present Amended and Restated           Certificate of Incorporation, as
                   Issue                         Certificate of Incorporation               Proposed to be Amended
                   -----                         ----------------------------           --------------------------------

Classified Board............................    Each member of the Board of           The Board of Directors is divided
                                                Directors is elected annually.        into three classes, designated
                                                                                      Class I, Class II and Class III.
                                                                                      Class I directors will hold
                                                                                      office until the 2000 annual
                                                                                      meeting; Class II directors will
                                                                                      hold office until the 2001 annual
                                                                                      meeting; and Class III directors
                                                                                      will hold office until the 2002
                                                                                      annual meeting.  After each
                                                                                      election, the directors shall
                                                                                      serve in succeeding terms of
                                                                                      three years.

Supermajority Voting Requirement ...........    (i)  Directors may be removed         (i)  Directors may only be
                                                with or without cause by a            removed for cause by a 66 2/3%
                                                majority vote of the stockholders.    vote of the stockholders.

                                                (ii)  Any provision of the            (ii)  Certain provisions of the
                                                Amended and Restated Certificate      Amended and Restated Certificate
                                                of Incorporation may be amended       of Incorporation may not be
                                                or repealed by a majority vote of     amended or repealed without a 66
                                                the stockholders.                     2/3% vote of the stockholders.

                                                (iii)  Any provision of the           (iii)  No provision of the Bylaws
                                                may be adopted, amended or            may be adopted, amended or
                                                repealed by a majority vote of        repealed without a 66 2/3% vote
                                                the Board of Directors.               of the stockholders.



Increase in Number of Authorized
Shares of Common Stock......................    25,000,000 shares of authorized       100,000,000 shares of
                                                common stock                          authorized common stock

Preferred Stock
Liquidation Preference......................    Holders of preferred stock may        At the time any series of
                                                not receive more than $100 per        preferred stock is
                                                share plus accrued dividends          designated, the Board of
                                                if there is a voluntary               Directors will have
                                                liquidation, dissolution              complete discretion to
                                                or winding up of our company.         determine the amounts, if
                                                                                      any, the holders of such
                                                                                      preferred stock will receive
                                                                                      if there is a voluntary
                                                                                      liquidation, dissolution or
                                                                                      winding up of our company.

Stockholder Action by
Written Consent.............................    Stockholders may take action          Stockholder action may be
                                                by written consent or at a            taken only at a duly called
                                                meeting of stockholders.              annual or special meeting of
                                                                                      stockholders.

Election of Directors by
Preferred Stockholders......................    Directors elected by                  The term of directors elected
                                                preferred stockholders will           by preferred stockholders will
                                                serve for the period for              end when preferred stockholders
                                                which they are elected.               are divested of their right to
                                                                                      elect such directors.

                                                                                        Bylaws, as Proposed to be
                                                 Present Bylaws                                 Amended
                                                 --------------                         -------------------------

Stockholder Meeting Protocol................    No provisions pertaining to           Authority in the chairman of any
                                                conduct of stockholder                stockholder meeting to prescribe
                                                meetings.                             rules for the conduct of such meeting,
                                                                                      including: (i) establishment of an agenda;
                                                                                      (ii) procedures to maintain order at the
                                                                                      meeting; (iii) attendance limited to
                                                                                      stockholders of recordd; (iv) restrictions on
                                                                                      entry after commencement of the meeting; and
                                                                                      (v) time limits for questions or comments by
                                                                                      participants.

Advance Notice Requirements
for Stockholders' Proposals
at Stockholder Meetings.....................    No provisions pertaining to           Provisions for director
                                                nominations to the Board of           nominations and for the
                                                Directors or submission of            submission of new business,
                                                business to be considered by          including: (i) may be made only
                                                stockholders at the annual            at the annual meeting by the
                                                meeting.                              board or any stockholder; (ii)
                                                                                      timely notice must be given prior
                                                                                      to such meeting; (iii) the
                                                                                      nomination for director must set
                                                                                      forth the person proposed for
                                                                                      election; (iv) submission of new
                                                                                      business must set forth a brief
                                                                                      description of such business; and
                                                                                      (v) chairman of the meeting may
                                                                                      determine whether a nomination or
                                                                                      submission of new business was
                                                                                      made in accordance with these
                                                                                      procedures.

Authority to Call Special
Meetings of Stockholders....................    By the Board of Directors or          Only by the Board of Directors
                                                by holders of at least 25% of
                                                our outstanding common stock


                     APPROVAL OF ANTI-TAKEOVER PROVISIONS
                                 (Proposal 1)

     Our Board of Directors has proposed amendments to our Charter to incorporate certain measures designed to protect our stockholders' interests in the event of hostile takeover attempts against our company. Our Board of Directors has also approved amendments to our Bylaws consistent with the proposed amendments to our Charter, which are to become effective simultaneously with the effectiveness of the proposed amendments to our Charter. Our Board of Directors believes that these measures will enable it to more effectively consider any proposed takeover attempt and to negotiate terms that maximize the benefit to our company and to our stockholders.

                             Stockholder Approval

     Each of the proposed amendments to our Charter described in Proposals 1A, 1B, 1C, 1D, 1E and 1F below are conditioned upon stockholder approval of the other proposed amendments to our Charter. None of the proposed amendments to our Charter will be adopted unless all are approved by our stockholders. The proposed amendments to our Bylaws described herein similarly are conditioned upon approval of the proposed amendments to our Charter.

     The affirmative vote of a majority of the outstanding shares of our common stock is required for approval of each proposed amendment to our Charter. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on each proposal and will have the same effect as negative votes. If all of the proposed amendments to our Charter are approved at the annual meeting, they would become effective upon filing a certificate of amendment to our Charter with the Secretary of State of Delaware, which filing is expected to take place shortly after such stockholder approval.

                             Board Recommendation

     Our Board of Directors believes that approval of each Proposals 1A, 1B, 1C, 1D, 1E and 1F is in the best interests of our company and our stockholders. Our Board of Directors, therefore, recommends that you vote FOR each such proposal; and it is intended that proxies not marked to the contrary will be so voted.


                           AMENDMENTS TO OUR CHARTER

            Classified Board of Directors Removable Only for Cause

                               (Proposal 1A)

     A classified Board of Directors divides directors into two or three "classes" elected for staggered "terms" of two or three years. The classification system of electing directors may tend to maintain the incumbency of the Board of Directors as it generally makes it more difficult for stockholders to change a majority of the directors. A classified Board of Directors may also contribute to the continuity and stability of leadership and policy. Classification of the Board of Directors might make it more difficult for a person acquiring shares to take immediate control of the Board of Directors.

     Delaware law permits the adoption of a classified Board of Directors with staggered terms. A maximum of three classes of directors is permitted by Delaware law, with members of one class to be elected each year for a maximum term of three years. Our present Charter currently does not provide for a classified Board of Directors. Our Board of Directors has proposed an amendment to our Charter to incorporate provisions establishing a classified Board of Directors removable only for cause, as discussed below, the Classified Board Provisions.

     Under the Classified Board Provisions, the Board of Directors will be divided into three classes, designated Class I, Class II and Class III, upon stockholder approval of the proposed amendment to our Charter. The directors in Class I will hold office until our 2000 annual meeting; the directors in Class II will hold office until our 2001 annual meeting; and the directors in Class III will hold office until our 2002 annual meeting (and, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death). After each such election, the directors shall then serve in succeeding terms of three years and until their successors are duly elected and qualified.

     Under Delaware law, a director on a classified Board of Directors can be removed from office during his term by stockholders only for cause unless the Certificate of Incorporation provides otherwise. Our Board of Directors has proposed that the amendment to our Charter provide that our directors may be removed from office only for cause by a vote of at least 66 2/3% in voting power of the then-outstanding shares of our voting stock entitled to vote in the election of directors, voting together as a single group.

     With the Classified Board Provisions proposed for inclusion in our Charter, unless directors are removed for cause, it will require at least two annual meetings of stockholders for a majority of stockholders to make a change in control of the Board of Directors, since only a portion of the directors will be elected at each meeting. A significant effect of a classified Board of Directors may be to deter hostile takeover attempts because an acquirer would experience delay in replacing a majority of the directors. However, a classified Board of Directors also makes it more difficult for stockholders to effect a change in control of the Board of Directors, even if such a change in control is sought due to dissatisfaction with the performance of the company's directors.

          Super-Majority Vote Requirement for Amendment of Provisions of our Amended and Restated Certificate of Incorporation

                               (Proposal 1B)

     Generally, our Charter may be amended following the approval of the Board of Directors and by a majority of the outstanding shares. Our Board of Directors has proposed an amendment to our Charter to require that two-thirds (66 2/3%) of the then outstanding shares would be necessary for the stockholders to adopt, amend or repeal: (i) any provision of the Charter governing the election and removal of directors; (ii) any provision of the Bylaws; (iii) any provision of the Charter prohibiting stockholder actions by written consent; and
(iv) any provision of the Charter referred to in clauses (i), (ii) and (iii).

     In the event this proposal is not approved by the requisite vote of our stockholders, any provision of the Charter may be amended by action of our Board of Directors, with the affirmative vote of a majority of our common stockholders, and the Bylaws may be adopted, amended or repealed by action of our Board of Directors or by the affirmative vote of a majority of our common stockholders. In the event our stockholders approve this proposal, the Charter will include the super-majority voting provisions.

   Increase in the Number of Shares of Common Stock Authorized for Issuance
                                 (Proposal 1C)

     The present capital structure of our company authorizes 25,000,000 shares of common stock. Our Board of Directors believes that this capital structure is inadequate for the present and future needs of our company. Therefore, our Board of Directors has approved the amendment of our Charter to increase the authorized number of shares of our common stock to 100,000,000 shares. Our Board of Directors believes this capital structure more appropriately reflects the present and future needs of our company.

     As of September 7, 1999, 15,378,623 shares of common stock were outstanding and 6,937,304 shares were reserved for issuance pursuant to various benefit plans, resulting in 2,684,073 shares remaining available for future needs. Pending stockholder approval of this proposal to increase the authorized number of shares of common stock to 100,000,000 shares and Proposal 3 to increase the number of shares of our common stock reserved for issuance under the 1997 Stock Option and Restricted Stock Plan by 2,000,000 shares, our company will have reserved 8,937,304 shares for issuance pursuant to various benefit plans and will have 75,684,073 authorized shares of common stock available for future needs.

     Authorizing additional shares of common stock would give our Board of Directors the authority, without further action of our stockholders, to issue such common stock from time to time as it deems necessary. Our Board of Directors believes it is necessary to have the ability to issue such additional shares of common stock for general corporate purposes. Potential uses of the additional authorized shares may include acquisition transactions, equity financings, stock dividends or distributions, in each case without further action by the stockholders, unless such stockholder action is specifically required by applicable law or the rules of the Nasdaq National Market or any stock exchange on which our company's securities may then be listed. Our company has no current plans to issue such additional authorized shares of common stock.

     The proposed increase in the authorized number of shares of common stock could have a number of effects on our company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that the additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of our company more difficult. For example, additional shares could be issued by our company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of our company. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Our Board of Directors is not aware of any attempt, or contemplated attempt to acquire control of our company.

             Amendment of Preferred Shares Liquidation Preference

                                 (Proposal 1D)

     Our Charter authorizes our Board of Directors to issue up to 5,000,000 shares of preferred stock. The preferred stock may be issued from time to time in one or more series, and our Board of Directors, without further approval of our stockholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each such series of preferred stock. Our Board of Directors has no current plans, commitments or other arrangements to issue any preferred stock.

     Our present Charter provides that in the event of a voluntary liquidation, dissolution or winding up of our company, the holders of preferred stock may not receive an amount greater than $100 per share plus accrued dividends (the "liquidation preference"). The proposed amendment to our Charter removes the liquidation preference limit of $100 and allows our Board of Directors to determine, in its sole discretion, what amounts, if any, the holders of preferred stock will receive if there is a voluntary liquidation, dissolution or winding up of our company.

     An effect of the removal of the liquidation preference limit may be to deter hostile takeover attempts because the remuneration payable to holders of preferred stock by an acquiror would not be limited to $100.

             Elimination of Stockholder Action by Written Consent

                                 (Proposal 1E)

     Under Delaware law, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation to eliminate such actions by written consent in its certificate of incorporation. Our Board of Directors proposes to include a provision in our Charter which would eliminate the right of our stockholders to act by written consent.

     Elimination of such stockholders' right to act by written consent may lengthen the amount of time required to take stockholder actions because certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholders' right to act by written consent may deter hostile takeover attempts because of the lengthened stockholder approval process. Without the ability to act by written consent, a holder or group of holders controlling a majority in interest of our common stock will not be able to amend our Charter or remove directors pursuant to a written consent. Any such holder or group of holders would have to wait until a stockholders' meeting was held to take any such action. Our Board of Directors believes this provision would enhance its and our stockholders' opportunity to fully consider stockholder proposals at a meeting where all views can be heard.

     In the event that this proposal is not approved by the requisite vote of the stockholders, our stockholders will continue to be able to act by written consent, subject to the requirements of the Nasdaq National Market and any other stock exchange on which our securities may be listed. In the event the proposal is approved our Charter will include a provision which eliminates our stockholders' right to act by written consent.

      Special Provisions for Directors Elected by Preferred Stockholders

                                 (Proposal 1F)

     Our Board of Directors proposes to amend our Charter to make special provision for any directors elected by the holders of our preferred stock. Under this proposal, during any period when the holders of any series of preferred stock have the right to elect additional directors pursuant to our Charter, the then otherwise total authorized number of directors shall automatically be increased by such specified number of directors. The proposal also provides that whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by holders of such stock, shall terminate. As a consequence, directors elected by the holders of our preferred stock would not become part of the classified board. In the event that this proposal is not approved by the requisite vote of the stockholders, our Charter will provide that directors elected by the holders of our preferred stock will serve for the period for which they are elected.


                               CHANGES TO BYLAWS

                    Changes in Stockholder Meeting Protocol

     Our Board of Directors has approved amendments to our Bylaws, to become effective simultaneously with the effectiveness of the proposed amendments to our Charter, to allow our Board of Directors to adopt rules, regulations and procedures for the conduct of the meeting of stockholders, including: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present;
(iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation or their duly authorized and constituted proxies; (iv) restrictions on entry after the time fixed for the commencement of the meeting; and (v) limitations on the time allotted to questions or comments by participants.

     The proposed changes in stockholder meeting protocol could have the effect of deterring a hostile takeover of our company by restricting the nomination and election of candidates to our Board of Directors.

                          Advance Notice Requirements

     Our Board of Directors has approved amendments to our Bylaws, to become effective simultaneously with the effectiveness of the proposed amendments to our Charter, to incorporate certain procedures regarding nominations to our Board of Directors and notice of stockholder business, including: (i) nominations of persons for election to the Board of Directors and the submission of business to be considered by the stockholders may be made only at the annual meeting and only by or at the direction of the Board of Directors or by any stockholder of record; (ii) for nominations or other business to be properly brought before an annual meeting, timely notice must be given so that such notice is delivered to the company at least ninety days, but no more than, one hundred twenty days prior to such meeting; (iii) any notice of nomination shall set forth the person proposed for election to the Board of Directors; (iv) any notice of business shall set forth a brief description of the business to be brought before the meeting, the text of the proposal and the beneficial owner, if any, on whose behalf the proposal is made; and (v) except as otherwise provided by law, the chairman of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before a meeting was made in accordance with these procedures.

     The proposed implementation of advance notice requirements, by prescribing the types of business that could be presented to stockholders during annual meetings, could discourage takeover bids initiated by hostile tender offer, proxy contest or the removal of the existing Board of Directors and management.


              Authority to Call Special Meetings of Stockholders

     Our Board of Directors has approved amendments to our Bylaws to become effective simultaneously with the effectiveness of the proposed amendments to our Charter, to incorporate certain procedures restricting rights of stockholders to call special meetings. Our present Bylaws allow special meetings of stockholders to be called by both the Board of Directors and by written request of at least 25% of the outstanding holders of common stock. The proposed amendment would allow for special meetings of stockholders to be called by only the Board of Directors.

     The proposed restriction on the authority to call special meetings of stockholders, by limiting when certain matters could be brought up for consideration, could discourage takeover bids initiated by proxy contest or hostile tender offer.

                             ELECTION OF DIRECTORS
                                 (Proposal 2)

                              General Information

     Seven directors are proposed to be elected at our annual meeting, all of whom are currently our directors. Our Bylaws provide for a board of not less than one nor more than fifteen directors, with the current number set at seven. Vacancies on our board may be filled by the majority vote of directors then in office or by the sole remaining director.

     Our Charter and Bylaws presently provide that each director shall hold office until the next annual meeting of stockholders or until his or her successor is elected and has qualified. Assuming that the stockholders approve Proposal 1, our board will be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the Class I directors would expire at the 2000 annual meeting, the term of office of the Class II directors would expire at the 2001 annual meeting and the term of office of the Class III directors would expire at the 2002 annual meeting. When these initial terms expire, persons nominated to serve as each class of director shall be elected to hold office for three years. Our board has assigned each of its nominees for election as director to a particular class of directorship (assuming stockholder approval of Proposal 1), as indicated in the table below.

     The persons named in the accompanying proxy may act with discretionary authority to vote for a new management nominee should any nominee named in this proxy statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. Unless the stockholder has specified otherwise, the persons named in the accompanying proxy will vote such stockholder's shares of our common stock in favor of the nominees listed below. Proxies cannot be voted for a greater number of persons than the number of nominees listed below.

                             Stockholder Approval

     The seven nominees receiving the greatest number of votes at our 1999 annual meeting at which a quorum is present shall be elected, even if they receive less than a majority of the votes. Our Charter does not permit cumulative voting. Abstentions will not be counted towards the tabulation of votes cast for the election of any director.

                             Board Recommendation

     Our board believes that the election of the persons listed below as our directors is in the best interest of our company and our stockholders. Our board, therefore, recommends that you vote FOR the nominees and it is intended that the proxies not marked to the contrary will be so voted.

                             Nominees for Director

     The following table sets forth the name, age (as of September 7, 1999) and current position of each person who is a nominee for election as one of our directors:

Name                          Age                     Current Position                      Proposed Class of Director
----                          ---                     ----------------                      --------------------------
Marshall C. Turner.........    57     Chairman of our Board and Chief Executive Officer              Class III
John L. Doyle..............    68                         Director                                   Class I
John W. Himes..............    54                         Director                                   Class I
John C. Hodgson............    55                         Director                                   Class I
Gary W. Pankonien..........    49                         Director                                   Class II
Susan Vladuchick Sam.......    51                         Director                                   Class II
John C. Sargent............    61                         Director                                   Class III

     Marshall C. Turner is our Chairman of our Board of Directors and Chief Executive Officer, positions he assumed on an interim basis in June 1999 until a permanent replacement is appointed. An independent consultant, he has been a venture capital principal or operating executive in technology industries for 26 years. From its inception in 1981 through 1998, he was a general partner of Taylor & Turner Associates, Ltd., the general partner of several venture capital partnerships. Mr. Turner is Vice-Chairman of the Board of the Public Broadcasting Service and of the Smithsonian Museum of Natural History. He serves as a director of Alliance Technology Fund, Splitrock Services, Inc., three privately held companies and the George Lucas Educational Foundation. He has been one of our directors since April 1996.

     John L. Doyle is a private consultant, having retired from the Hewlett-Packard Company in 1991. At the time of his retirement, he was Executive Vice President, Business Development with responsibility for Hewlett-Packard's integrated circuit facilities as well as acquisitions, mergers, planning, corporate purchasing, manufacturing and engineering. He was also a member of the Executive Committee. He is currently a director of Xilinx, Inc. and Analog Devices, Inc. He has been one of our directors since April 1996.

     John W. Himes is Senior Vice President of Corporate Plans, Investor Relations and Financial Communications for DuPont. He joined DuPont in 1966 and has served in a variety of business management positions, including leadership of Dacron Polyester, Advanced Composites and Industrial Polymers. Mr. Himes was responsible for Human Resources and later Business Development in Asia for DuPont. He has been one of our directors since January 1998.

     John C. Hodgson is the Vice President/General Manager of the Photopolymer and Electronic Materials Strategic Business Unit of DuPont, a position he assumed in 1996. He has been with DuPont for over 30 years and has served in a variety of management positions in the X-Ray, Electronics and Diagnostic businesses in the United States and in Geneva, Switzerland. From 1994 until assuming his current position, Mr. Hodgson served as Managing Director/General Manager of the Electronic Materials Strategic Business Unit. He has been one of our directors since April 1996.

     Gary W. Pankonien is the Chairman and Chief Executive Officer of 1st TECH Molding and a private investor. He serves as a director of Tanisys Technology, a manufacturer of memory modules, 1st TECH Molding and MagRabbit. Mr. Pankonien spent seven years at Compaq Computer Corporation where he served as the Notebook Computer Design and Operations Manager for three years. He co-developed and currently holds the patent for the first notebook computer as well as several other patents. Mr. Pankonien has over 20 years of management experience in the electronics industry and has extensive experience in offshore operations. He has been one of our directors since April 1996.

     Susan Vladuchick Sam is a private consultant, having retired from DuPont in 1999. She joined DuPont in 1969 and held a variety of management positions in research and development, human resources and manufacturing during the course of her career, including Director of Operations for DuPont Medical Products from 1993 to 1995, Director of Human Development and Personnel Relations from 1995 to 1997 and Director of Operations - U.S. Region and Vice Chair of the Operations Network from 1997 to 1999. Ms. Sam currently serves on the College of Engineering & Science Advisory

Board for Clemson University and is a past Alumni Trustee for Grove City College. She has been one of our directors since January 1996.

     John C. Sargent is a private consultant, having retired from DuPont in 1998. He joined the Treasury Department of Conoco in 1964 and worked in a number of financial management positions with Conoco both in the United States and Europe. He became Vice President and Treasurer of Conoco in 1981 and also in 1981 became Assistant Treasurer and Director of the Treasury Division of DuPont after Conoco was acquired by DuPont. He assumed the position of Vice President and Treasurer of DuPont in 1992. He has been one of our directors since December 1995.


                               Board Committees

     Our board has appointed from among its members two standing committees:

     The Audit Committee is presently composed of John L. Doyle, who serves as chairperson of the committee, and John C. Sargent. No member of the Audit Committee may be an employee or officer. Marshall C. Turner previously served as a member of the committee but resigned from the committee upon becoming an employee and officer. The functions of the Audit Committee include meeting with our independent public accountants to discuss the scope and results of their examination, to review our internal audit activities and to discuss the adequacy of our accounting and control systems, to review the audit schedule and to consider any issues raised by its members, our independent public accountants, our staff or management. Each year the Audit Committee will recommend to the full board the name of an accounting firm to audit our financial statements.

     The Compensation Committee is presently composed of Gary W. Pankonien and Susan Vladuchick Sam, who serves as chairperson of the committee. No member of the Compensation Committee may be an employee or officer. Marshall C. Turner previously served as a member of the committee but resigned from the committee upon becoming an employee and officer. The principal function of the Compensation Committee is to review and approve our organization structure, review performance of our officers, establish overall employee compensation policies and recommend to our board major compensation programs. The Compensation Committee also reviews and approves compensation of directors and corporate officers, including salary, bonus awards, stock options and restricted stock grants, and administers our stock plans and bonus plan.

     During 1999, our board held ten meetings in person or by telephone. Members of our board are provided with information between meetings regarding our operations and are consulted on an informal basis with respect to pending business. Such consultation from time to time leads to director action between meetings by unanimous written consent of the directors, which occurred two times during 1999. During 1999, the Compensation Committee held nine meetings and acted by unanimous written consent four times and the Audit Committee held three meetings. Each of the incumbent directors who was a director during the 1999 year attended no fewer than 75% of the total number of meetings of our board and the total number of meetings held by all committees of our board on which such director served during the year.

                       APPROVAL OF THE AMENDMENT TO OUR
                  1997 STOCK OPTION AND RESTRICTED STOCK PLAN
                                 (Proposal 3)

     Stockholders are being asked to approve an amendment to our 1997 Stock Option and Restricted Stock Plan, the 1997 Plan, that will increase the number of shares of our common stock available for issuance under the plan from 3,000,000 shares to 5,000,000 shares. Our Board of Directors approved the 2,000,000 share increase on September 2, 1999, subject to stockholder approval at our annual meeting. The Board of Directors believes it is in the best interest of the company and its stockholders to increase the share reserve so that our company can continue to attract and retain the services of those persons essential to our company's growth and financial success.

  Summary Plan Description of the 1997 Stock Option and Restricted Stock Plan

     The following is a summary of the principal features of the 1997 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the company's principal executive offices in Round Rock, Texas.

     General. The 1997 Plan provides for grants of nonqualified stock options or NQOs and incentive stock options or ISOs as well as restricted stock grants. ISOs must meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, the Code, and NQOs need not meet the requirements of the Code. A restricted stock grant is an award of shares of common stock on which are imposed restriction periods and/or performance based restrictions which subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Code or any successor law. The 1997 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     Eligibility. Under the 1997 Plan, certain employees, consultants, directors and other individuals as the Compensation Committee from time to time shall determine are eligible to receive grants of NQOs, ISOs and restricted stock; provided, however, that ISOs may only be issued to our employees.

     Administration. The Compensation Committee administers the 1997 Plan. In accordance with the provisions of the 1997 Plan, the Compensation Committee has authority to determine the participants to be granted options or restricted stock, to interpret the 1997 Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the 1997 Plan, to determine and interpret the details and provisions of each grant agreement, to modify or amend any grant agreement, to waive any conditions or restrictions applicable to any grant and to make all other determinations necessary or advisable for the administration of the 1997 Plan.

     Shares Available. Assuming stockholder approval of this proposal , the 1997 Plan will have 5,000,000 shares of common stock reserved for issuance. Under the terms of the 1997 Plan, the number of shares of common stock reserved is subject to adjustment if the number of outstanding shares of common stock is changed as a result of reclassification or recapitalization. In the event of a stock split, reverse stock split or other event that is functionally equivalent to a stock split or reverse stock split, the 1997 Plan provides for automatic proportionate adjustments to the number of shares granted and to the number of shares of common stock authorized for future grant.

     Option Grant Terms. Option grants shall be subject to a vesting schedule as determined by the Compensation Committee. Each grant shall be evidenced by an agreement executed by an authorized officer and each agreement shall be in a form approved by the Compensation Committee, shall comply with the terms and conditions of the 1997 Plan and may contain such other provisions as the Compensation Committee shall determine. Options granted to all participants are not exercisable for a period of at least six months from the date of grant. The exercise price for each option shall be fixed on the grant date and such exercise price shall, in no event, be less than the par value of the common stock.

     In the event that a participant's employment shall terminate for reasons other than permanent disability or death, in the case of ISOs, the participant shall have the right to exercise, to the extent the ISOs were exercisable on the termination date, at any time during a period of three months following such termination. In the case of NQOs, the Compensation Committee may specify the terms and conditions upon which such NQOs shall terminate. The Committee may, in its discretion, consistent with the terms of the specific grant, accelerate the exercisability of all or part of the NQOs not otherwise exercisable or provide that the NQOs shall remain outstanding and be exercisable on such other terms and conditions as the Compensation Committee shall approve.

     At the discretion of the Compensation Committee, options awarded under the 1997 Plan may be subject to reload. A reload option is defined as a replacement option granted upon exercise by the participant of the original option. The reload option shall be deemed granted to the participant as of the exercise date of the original option. The exercise price of the reload option shall be 100% of the market value of the common stock on such date. The reload option may be used or refused with respect to each tranche of options as they vest and is available on a one-time basis (even if the participant elects to exercise less than the total number of vested shares). If the participant elects to accept the reload option, the participant must agree that all shares purchased through the exercise of the original option must be held for some minimum period of time established by the Compensation Committee as set forth in the participant's grant agreement. In no event shall any reload option be granted if it would cause the number of grants to any executive officer in a year to exceed the individual limit as outlined in the 1997 Plan.

     Restricted Stock Grant Terms. Restricted stock granted by the Compensation Committee will be subject to such restrictions as the Compensation Committee may impose thereon, including, but not limited to, continuous employment and/or the attainment of specific corporate or individual performance standards or goals. The restrictions and the period in which such restrictions apply may differ with respect to each participant. Restricted stock grants will be subject to forfeiture if certain events specified by the Compensation Committee fail to occur prior to the lapse of the restrictions.

     In connection with each grant of restricted stock, the Compensation Committee will determine (i) the terms and conditions of the restricted stock grant agreement evidencing the award, (ii) the restriction period for the grant,
(iii) the restrictions applicable to the grant, (iv) the percentage of the grant that will vest in the event of such participant's death, disability or retirement prior to the expiration of the restriction period or the satisfaction of the restrictions applicable to the grant, and (v) notwithstanding the restriction period and the restrictions set forth in the restricted stock grant agreement, whether to shorten the restriction period or waive the restrictions if the Compensation Committee concludes that it is in the best interests of the company to do so. In the event a participant's employment with the company shall terminate (for reasons other than the participant's death, permanent disability or retirement) prior to the satisfaction or occurrence of the restrictions applicable to all or a portion of a grant, then such portion of the grant shall be returned and forfeited by the participant. After satisfaction or occurrence of all restrictions, a certificate, without a legend shall be delivered to the participant for the number of shares that are no longer subject to restrictions.

     Miscellaneous. A participant in the 1997 Plan shall have no rights as a shareholder with respect to shares covered by such participant's option or restricted stock grant until the date of the issuance of the shares to the participant. No adjustments shall be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

     All or a portion of the options granted to a participant may, in the discretion of the Compensation Committee, be on terms that permit transfer without consideration by such participant to (i) the participant's spouse, children or grandchildren, the Immediate Family Members, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or other entity in which such Immediate Family Members are the only partners.

     In the event of a change of control (as defined in the 1997 Plan), the unexercised option grants outstanding will automatically become exercisable in full and all restrictions and conditions to which any restricted stock grant is subject shall be deemed satisfied as of the change of control date.

     The Compensation Committee may at any time alter, amend, suspend, discontinue or terminate the 1997 Plan and any grants thereunder; provided, however, that no such action by the Compensation Committee may, without the approval of the shareholders of the company, alter the provisions of the 1997 Plan so as to (i) increase the maximum number of shares of common stock that may be subject to grants; (ii) change the eligibility provisions of the 1997 Plan; or (iii) change the individual limit of shares that may be granted under the 1997 Plan. For the purposes of granting ISOs, the 1997 Plan shall terminate on June 8, 2007. No ISOs shall be awarded after such date.

                              Option Transactions

     The following table sets forth information regarding options to purchase shares of common stock granted to the Named Officers during 1999. Because grants under the 1997 Plan are discretionary, future benefits are not determinable.

                            Options         % of Total Options Granted    Exercise Price     Expiration
Name                      Granted (#)(1)       to Company Employees         ($/Share)           Date
----                      --------------    --------------------------    --------------    ------------
Marshall C. Turner....       29,500                  3.9%                   $ 47.37          6/11/2009
J. Michael Hardinger..       46,000                  6.1%                     38.81          3/1/2009
J. Michael Hardinger..          100                    *                      33.37          7/13/2008
Preston M. Adcox......       35,000                  4.6%                     38.81          3/1/2009
Preston M. Adcox......          100                    *                      33.37          7/13/2008
Gerard Cognie.........       17,800                  2.4%                     33.37 (2)      7/13/2008 (2)
David S. Gino.........       17,000                  2.3%                     33.37 (2)      7/13/2008 (2)
Kenneth A. Rygler.....       13,000                  1.7%                     33.37 (2)      7/13/2008 (2)

                             Potential Realizable Value at
                            Assumed Annual Rates of Stock
                          Price Appreciation for Option term
                          ----------------------------------
Name                          5%                   10%
----                         ---                  ----
Marshall C. Turner....       $  878,827          $ 2,227,120
J. Michael Hardinger..        1,122,740            2,845,245
J. Michael Hardinger..            2,099                5,318
Preston M. Adcox......          854,259            2,164,860
Preston M. Adcox......            2,099                5,318
Gerard Cognie.........          373,555              946,661
David S. Gino.........          356,766              904,114
Kenneth A. Rygler.....          272,821              691,381

________________________

*     Less than 1%

(1) Options granted to Messrs. Hardinger, Adcox, Cognie, Gino and Rygler are NQOs that become exercisable over a four-year period at the rate of 25% per year. Options granted to Mr. Turner are NQOs that become exercisable six months from the date of grant. The data presented in this table does not include options received by Mr. Turner as a non-employee director prior to June 1999.

(2) These options were subject to our stock option re-pricing discussed below. As a result of the re-pricing, these options have a revised exercise price of $23.25 and a revised expiration date of 9/21/2008.

                               New Plan Benefits

     As of September 7, 1999, no options or restricted stock had been granted on the basis of the 2,000,000 share increase which forms a part of this proposal.

                 Certain U.S. Federal Income Tax Consequences

     The following is a general summary of the U.S. federal income tax consequences of each type of grant which may be awarded under the 1997 Plan. The U.S. federal income tax consequences of each type of grant are different for the participants and for the company. The following is intended as a summary of the effect of certain U.S. federal income tax consequences associated with the 1997 Plan and does not purport to be complete. This summary is based on current law, which is subject to change in the future, and current interpretations of the law, which may also change. It is recommended that participants consult their own tax advisors for counseling. The tax treatment under non-U.S., state or local law is not covered in this summary.

     Options granted under the 1997 Plan may be either ISOs which satisfy the requirements of Section 422 of the Internal Revenue Code or NQOs which are not intended to meet such requirements. The U.S. federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then our company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, our company will not be entitled to any income tax deduction.

     Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a NQO. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the NQO are unvested and subject to repurchase by our company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     Our company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised NQO. The deduction will in general be allowed for our company's taxable year of in which such ordinary income is recognized by the optionee.

     Restricted Stock Grants. The tax principles applicable to restricted stock grants under the 1997 Plan will be substantially the same as those summarized above for the exercise of NQOs.

                    Deductibility of Executive Compensation

     Our company anticipates that any compensation deemed paid in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our company's executive officers. Accordingly, all compensation deemed paid under the 1997 Plan will remain deductible by our company without limitation under Code Section 162(m).

                             Accounting Treatment

     Option grants with exercise prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to our company's earnings equal to the difference between the exercise price and the fair market value of the shares on the grant date. Such expense will be accruable by our company over the period that the option shares are to vest. Option grants at 100% of fair market value will not result in any direct charge to our company's earnings. However, the fair value of those options is required to be disclosed in the notes to our company's financial statements, and we must also disclose, in pro-forma information to our financial statements, the impact those options would have upon our reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our company's earnings per share on a diluted basis.

                             Stockholder Approval

The affirmative vote of a majority of the outstanding shares of our common stock is required for approval of the amendment to the 1997 Plan increasing the number of shares of our common stock available for issuance under the plan to 5,000,000 shares. Should such stockholder approval not be obtained, then the 2,000,000 share increase will not be implemented and no additional options will be granted on the basis of such share increase. The 1997 Plan will, however, continue to remain in effect, and grants may continue to be made pursuant to the provisions of the 1997 Plan in effect prior to the amendment summarized in this proposal, until all the available shares of our common stock available have been issued. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether or not the proposal has been approved.

                             Board Recommendation

     Our board believes that approval of the amendment to our Amended 1997 Stock Option and Restricted Stock Plan increasing the number of shares of our common stock available for issuance under the plan to 5,000,000 shares is in the best interest of our company and our stockholders. Our board, therefore, recommends that you vote FOR such approval and it is intended that the proxies not marked to the contrary will be so voted.

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                                 (Proposal 4)

                              General Information

     Our Bylaws provide that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit our books of account, accounting procedures and financial statements for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

     During 1999, PricewaterhouseCoopers LLP audited our annual consolidated financial statements, reviewed financial information in filings with the Securities and Exchange Commission, and provided various other services.

     Subject to ratification by stockholders, the Audit Committee has retained PricewaterhouseCoopers LLP as independent accountants to perform the examination of our financial statements for 2000 and to render other services required of them. Notwithstanding this selection, the Audit Committee may, in its discretion, direct the appointment of a different independent accounting firm at any time if the Audit Committee believes that such change would be in the our company's and our stockholder's best interest.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at our annual meeting on October 26, 1999, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                             Stockholder Approval

     The affirmative vote of a majority of the outstanding shares of our common stock present or represented and entitled to vote at the annual meeting is required for approval of the ratification of the selection of PriceWaterhouseCoopers LLP. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether or not the proposal has been approved.

                             Board Recommendation

     Our board believes that the ratification of PricewaterhouseCoopers LLP as independent accountants is in the best interest of our company and stockholders. Our board, therefore, recommends that you vote FOR such ratification and it is intended that the proxies not marked to the contrary will be so voted.

                                OTHER BUSINESS

     Our board knows of no business to be brought before the meeting other than the proposals outlined above. If any other proposals properly come before the meeting, it is intended that the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies.

                             STOCKHOLDER PROPOSALS

     Under the present rules of the Securities and Exchange Commission and our present Bylaws, the deadline for stockholders to submit proposals to be considered for inclusion in our proxy statement for the 2000 annual meeting of stockholders is expected to be 120 days prior to September 20, 2000. Such proposals may be considered for inclusion in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and, assuming Proposal 1 is approved at the 1999 annual meeting, the procedures set forth in our Bylaws, as amended.

     The deadline for stockholders to nonetheless submit proposals to be considered for presentation to stockholders at the 2000 annual meeting, assuming Proposal 1 is not approved at the 1999 annual meeting, is a reasonable time prior to the 2000 annual meeting. If Proposal 1 is approved at the 1999 annual meeting, the deadline is expected to be 90 days prior to October 26, 2000, and each stockholder proposal must otherwise comply with the procedures set forth in our Bylaws, as amended.

                      BENEFICIAL OWNERSHIP OF SECURITIES

          As of September 7, 1999, E.I. du Pont de Nemours and Company ("DuPont") beneficially owned 8,400,000 shares (approximately 54.6%) of our common stock. As a result, DuPont has sufficient voting power to control our direction and policies including any merger, consolidation or sale of all or substantially all of our assets, to elect the members of our board and to prevent or cause a change in our control. DuPont has indicated its intention to vote in favor of the proposals described above.

    The following table sets forth, as of the close of business on September 7, 1999, certain information regarding beneficial ownership of shares of our common stock by:

     . Each person who is known by us to be a beneficial owner of 5% or more of our common stock;

     . Each current director, each of whom is a nominee for election as a director;

     . Each executive officer named in the summary compensation table included herein; and

     . All our current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Unless otherwise indicated, each person or entity set forth in the table has sole investment and voting power with respect to all shares shown as beneficially owned. Shares are owned beneficially and of record, unless otherwise specified.



                                                                                   Shares Beneficially Owned
                                                                                   -------------------------
Name and Address of Beneficial Owner (1)                                         Number (2)          Percent
----------------------------------------                                         ----------          -------
E.I. du Pont de Nemours and Company........................................        8,400,000 (3)      54.6%
     1007 Market Street
     Wilmington, Delaware 19898
Marshall C. Turner.........................................................           12,800            *
John L. Doyle..............................................................           15,500            *
John W. Himes..............................................................        8,400,000 (4)      54.6%
John C. Hodgson............................................................        8,400,500 (4)      54.6%
Gary W. Pankonien..........................................................           17,500            *
Susan Vladuchick Sam.......................................................            2,000            *
John C. Sargent............................................................            1,550            *
Preston M. Adcox...........................................................           72,498            *
Gerard Cognie..............................................................           50,800 (5)        *
David S. Gino..............................................................           37,857            *
Kenneth A. Rygler..........................................................           31,860            *
All executive officers and directors as a group (14 persons)...............        8,689,171 (4)      56.5%

___________
*    Less than 1%.
(1) The address for all officers and directors is 131 Old Settlers Boulevard, Round Rock, Texas 78664.
(2) Does not include shares purchasable more than 60 days after September 7, 1999 pursuant to options granted as of year end to directors and named executive officers under our stock plans, as follows:

               Executive Officer or Director                                               Option Shares
               ----------------------------                                                -------------
               Marshall C. Turner....................................................          38,000
               John L. Doyle.........................................................           8,500
               Gary W. Pankonien.....................................................           8,500
               John C. Sargent.......................................................           3,750
               Preston M. Adcox......................................................          75,572
               Gerard Cognie.........................................................          37,341
               David S. Gino.........................................................          31,086
               Kenneth A. Rygler.....................................................          26,736

(3) All shares are held by DuPont's wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc.
(4) Includes the 8,400,000 shares beneficially owned by DuPont, which Messrs. Himes and Hodgson share the right to vote.
(5) Includes 14,800 shares held by Mr. Cognie's spouse as to which Mr. Cognie has disclaimed beneficial ownership.

              TRANSACTIONS AND RELATIONSHIP BETWEEN US AND DUPONT

     We have entered into a number of agreements with DuPont for the purpose of defining certain past, present and prospective arrangements and transactions. These agreements were negotiated in the context of a parent-subsidiary relationship and, therefore, are not the result of negotiations between independent parties. It is our intention and the intention of DuPont that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing various mutually beneficial joint arrangements. However, because of the complexity of the various relationships between us and DuPont, we cannot assure you that all of these agreements, or the transactions provided for therein, were effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. We are only entitled to the ongoing assistance of DuPont for a limited time.

     We and DuPont may enter into additional or modified arrangements and transactions in the future. Any such future arrangements and transactions will be determined through negotiation between DuPont and us. We have adopted a policy that all future agreements between us and DuPont will be on terms that we believe are no less favorable to us than the terms we believe would be available from unaffiliated parties. In that regard, we intend to follow the procedures provided by the Delaware General Corporation Law, which includes a vote to affirm any such future agreements by a majority of our directors who are not employees of DuPont, even though such directors may be less than a quorum.

     The following is a summary of certain past, present and prospective arrangements and transactions between DuPont and us:

                       Administrative Service Agreements

     We and DuPont have entered into several transitional administrative service agreements, pursuant to which DuPont will continue to provide various services to us, including tax compliance, information systems support and workers' compensation administration.

     Each service under the administrative service agreements is provided for a specified time period, ranging from one to two years. However, we may terminate any or all services that we receive under an administrative service agreement at any time upon 45 days prior written notice. Each administrative service agreement shall terminate on the date upon which DuPont owns less than 50% of our outstanding common stock. We are obligated to take all steps necessary to obtain our own administrative and support services prior to the termination of the administrative service agreements.

     We will be obligated to pay fees established in the administrative service agreements based upon the type and amount of services rendered. In addition, we will reimburse DuPont for any out-of-pocket expenses it incurs in connection with providing the services. We paid DuPont $2.4 million for services provided under the administrative service agreements in 1999. With the exception of the administrative service agreement entered into by the respective subsidiaries of DuPont and our company in Korea, in the absence of gross negligence or willful or reckless misconduct, DuPont's liability for damages to us for any breach of DuPont's obligations under the administrative service agreements is limited to payments made to DuPont thereunder. With respect to the administrative service agreement covering the operations in Korea, DuPont's subsidiary is not required to provide any guarantee or warranty of any nature and cannot be held liable for any claims, damages or liabilities of any kind resulting from the furnishing of the services thereunder.

                Research, Development and Consulting Agreement

     We have entered into a research, development and consulting agreement with DuPont whereby DuPont will provide to us supplemental technical assistance and consulting with respect to analytical support and consulting on an as-needed basis and research projects addressing our specific needs. In exchange for the analytical support, we will pay DuPont $100,000 per calendar year. In the event the costs of these services are estimated to exceed $100,000, we can either agree to pay additional projected costs or elect not to have DuPont provide these additional services. Compensation for research project support will be determined at the time each specific project relating thereto is undertaken. The initial term of the research, development and consulting agreement expires on January 1, 2001 and automatically renews for successive one-year terms until terminated by either DuPont or us pursuant to certain procedures set forth in the research, development and consulting agreement.

                         Tax Indemnification Agreement

     We have entered into a tax indemnification agreement with DuPont pursuant to which we will pay DuPont, or DuPont will pay us, as appropriate, amounts in respect of taxes shown as due attributable to our operations for the period ending on the date on which we cease to be a member of the DuPont consolidated group. DuPont will indemnify us and our subsidiaries from liability for certain matters, net of corresponding tax benefits, including any federal, state or local taxes attributable to any affiliated or combined group of which we were a member at any time prior to June 13, 1996 and any federal, state or local income or other tax for any period up to and including June 13, 1996. We will indemnify DuPont and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to our operations following June 13, 1996. In connection with the sale of our 31% equity interest in DuPont Korea, Ltd. to DuPont, to the extent there is a loss, any tax benefit attributable to such loss will be for DuPont's benefit at such time as DuPont beneficially owns 50% or less of us.

     The tax indemnification agreement will require payments of claims to be made within 30 days of the date a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to the underpayments of the applicable tax. Any disputes concerning the calculation or basis of determination of any payment provided under the tax indemnification agreement will be resolved by a law firm or an accounting firm selected jointly by the parties.

                    Environmental Indemnification Agreement

     We have entered into an environmental indemnification agreement with DuPont pursuant to which DuPont will generally indemnify us against substantially all liabilities relating to any environmental contamination present on our manufacturing sites and those of our subsidiaries as of June 13, 1996 or present on any other site as a result of our manufacturing operations and those of our subsidiaries prior to June 13, 1996.

     In the event that the parties cannot determine with reasonable certainty, following good faith negotiations, whether the contamination was caused by activities occurring before or after June 13, 1996, the environmental indemnification agreement provides for a mechanism whereby the liability associated with any such claim is allocated according to the following: DuPont bears 100% of the liability associated with claims filed by us with regard to such contamination prior to June 13, 1996; DuPont's liability for claims filed following June 13, 1996 declines at the rate of 20% per year; and DuPont has no liability for such claims filed following June 13, 2001.

     The environmental indemnification agreement includes procedures for notice and payment of indemnification claims and generally provides that the party bearing the majority of the liability will assume the defense of such claim and will control any negotiation or remediation activities.

                               Credit Agreement

     We have entered into a credit agreement with DuPont. Pursuant to this credit agreement, DuPont originally agreed to provide a credit facility in an aggregate amount of $100.0 million. This credit facility expires in 2001 and any loans thereunder will bear interest at LIBOR plus 0.25% per annum. At our option, advances under this credit facility are convertible into term loans with maturities up to seven years. We have borrowed a maximum of approximately $69 million under this credit facility and, at June 30, 1999, no borrowings were outstanding under this credit facility. We have amended our credit agreement with DuPont to add a second credit facility with an additional borrowing capacity of $100.0 million. The new credit facility has a term of three years and outstanding amounts bear interest at 0.25% per annum for the first two years and LIBOR plus 0.25% per annum for the third year. We have borrowed a maximum of $100.0 million under this credit facility and, at June 30, 1999, borrowings of $100.0 million were outstanding under this credit facility. The amounts loaned under the amended credit agreement are unsecured and the amended credit agreement contains various representations, covenants and events of default. For example, the amended credit agreement provides that, without DuPont's prior written consent, we will not incur, create, assume or permit to exist any indebtedness, including guarantees on indebtedness, in addition to the indebtedness under the amended credit agreement.

                  Corporate Tradename and Trademark Agreement

     We have entered into a corporate tradename and trademark agreement with DuPont whereby DuPont licenses to us the following:

     .    Use of the tradename "DuPont" as part of our corporate name;

     . Use of the tradename "DuPont" as part of the name of our affiliated companies; and

     .    Use of the trademark DuPont in Oval as part of our corporate logo.

     DuPont may terminate the corporate tradename and trademark agreement upon two years' prior written notice in the event that DuPont and/or its affiliates cease to hold 20% of our total outstanding common stock and upon 90 days' written notice in the event that:

     .    DuPont ceases to be the largest holder of our common stock;

     . We purport to assign or otherwise transfer the corporate tradename and trademark agreement without DuPont's written consent; or

     . We use the tradename "DuPont" other than under the terms of the corporate tradename and trademark agreement.

     In addition, DuPont may terminate the corporate tradename and trademark agreement upon 90 days' written notice for any reason after January 1, 2008. In the corporate tradename and trademark agreement, we grant DuPont the right to inspect and test products manufactured by or for us and intended to be sold bearing the DuPont in Oval logo to determine uniform quality and compliance with quality standards of DuPont and agree to hold DuPont harmless from any and all liabilities arising from the manufacture, sale, transportation, storage or use of products manufactured by or for us bearing the DuPont in Oval logo. Upon termination of the corporate tradename and trademark agreement, we will be obligated to:

     .    Change our name so that the tradename "DuPont" is omitted;

     . Cease to use the tradename "DuPont" or any similar tradename as part of our corporate name or in any other manner whatsoever; and

     .    Cease to use the DuPont in Oval logo.

                         Registration Rights Agreement

     Under a registration rights agreement between DuPont and us, DuPont and its assignees are entitled to certain rights with respect to the registration of shares they hold under the Securities Act of 1933. Subject to limitations, including a minimum registration of over 1,000,000 shares, DuPont and its assignees have the right to require us to register the sale of all or part of the shares they hold under the Securities Act of 1933. DuPont and its assignees are entitled to request up to an aggregate of four demand registrations. DuPont and its assignees are also entitled to include the shares of common stock they hold in a registered offering of securities by us for their own account, subject to conditions and restrictions. In addition, the registration rights agreement contains certain indemnification provisions by us for the benefit of DuPont and its assignees as well as any potential underwriter and by DuPont and its assignees for the benefit of us and related persons. DuPont and its assignees may transfer its registration rights under the registration rights agreement without our prior approval. The registration rights agreement also provides that while DuPont owns 50% or more of our common stock, we may not grant registration rights to any other person without DuPont's prior consent.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of our common stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to transactions in our securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 1999 and thereafter, Forms 5 and amendments thereto furnished to us with respect to 1999, and any written representations received by us from a director, officer or beneficial owner of more than 10% of our common stock that no Form 5 is required, we believe that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 during 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Gary W. Pankonien and Susan Vladuchick Sam, who serves as chairperson of the Committee. No member of the Compensation Committee is an employee or officer of the company or any of its subsidiaries. However, Ms. Sam was the Director of Operations - U.S. Region and Vice Chair of the Operations Network for DuPont during 1999.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for reviewing and approving our organization structure, reviewing performance of our officers, establishing overall employee compensation policies and recommending to our board major compensation programs. The Compensation Committee also reviews and approves compensation for our directors and corporate officers, including salary, bonus awards and stock option and restricted stock grants, and administers our stock plans and bonus plan.

     The Compensation Committee has designed a compensation program intended to attract and motivate our employees. The Compensation Committee believes that compensation should be tied to our long term performance and benefit to our stockholders. As such, a significant portion of our management's compensation is tied to the performance of our long-term total stockholder return. The Compensation Committee periodically reviews our compensation programs in comparison with similarly situated companies and amended our programs accordingly to assure that our compensation programs are competitive within the industry and carry out our objectives.

                                 Base Salaries

     Base salaries for our employees are targeted to be competitive with similarly situated companies. Base salaries are determined by evaluating levels of responsibility, prior experience and breadth of knowledge, as well as internal equity issues and external pay practices. Increases to base salaries are driven primarily by individual employee performance.

     At September 1, 1999, the annualized base salaries for Messrs. Turner, Adcox, Cognie, Gino and Rygler were $259,200, $276,300, 1,126,300 FrF (approximately $178,800), $200,900, and $189,600. Mr. Turner's compensation package was calculated on the basis that he devotes approximately 80% of his time to his position. We have no change-in-control arrangements with any of our executive officers.

     During the year, as a result of the prolonged downturn in the global photomask market, the Compensation Committee implemented a temporary salary reduction for certain employees including all of our officers. Salary reductions of 5% to 15% were in effect from October 1998 to February 1999.

                                  Bonus Plan

     We maintain an annual incentive or bonus plan for our employees. Employees are selected by the Compensation Committee to participate in the bonus plan based upon the recommendation of our Chief Executive Officer. The bonus plan provides for target bonus grants to be established based on the position of the employee and to be computed as a percentage of the employee's base salary. The bonus plan provides that a performance goal based primarily on our earnings will be set by our board, and the amount of bonus will be calculated based on the employee's target bonus grant, our performance compared with the performance goal and individual contributions by the employee.

     The Compensation Committee authorized, at the recommendation of our Chief Executive Officer, bonuses to be awarded to selected employees, including executive officers, aggregating $3.1 million for 1999.

                  1997 Stock Option and Restricted Stock Plan

     We maintain the 1997 Stock Option and Restricted Stock Plan to provide incentive to our employees primarily responsible for our success and to closely identify their interests with those of our stockholders. Under this plan, grants of stock options, incentive stock options, restricted stock or combinations of the above may be awarded to employees, consultants, directors and other individuals. The aggregate number of shares of our common stock subject to option or restriction under this plan may not exceed 5,000,000 shares (assuming stockholder approval of Proposal 3).

     This plan is administered by the Compensation Committee, which determines the timing and size of grants, the individuals, if any, who receive grants and the terms and conditions of such grants. The Compensation Committee reviews stock option grants and restricted stock grants as part of its periodic review of our compensation program. Effective as of August 2, 1999, the Compensation Committee authorized us to grant up to 648,600 stock options and incentive stock options, at an exercise price of $48.06 per share, to approximately 500 employees of the company and others including executive officers.

                          Re-pricing of Stock Options

          In 1999, the Compensation Committee considered the options held by our executive officers and employees and the fact that a broad decline in the price of our common stock had resulted in a substantial number of stock options granted pursuant to the 1997 Stock Option and Restricted Stock Plan having exercise prices well above the recent historical trading prices of the common stock. Our management advised the Compensation Committee that it believed employee turnover was likely to increase in part because our company's total compensation package for long-term employees, which included substantial options with exercise prices well above the then current trading price, was less attractive than compensation offered by other companies in the same geographic location, since options granted to new hires at other companies would be granted at current trading prices.

          The Compensation Committee determined (i) that our company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) that competition for such personnel would be intense, (iii) that the loss of key employees could have a significant adverse impact on our company's business, (iv) that it would be important and cost-effective to provide equity incentives to employees and executive officers of our company to improve the performance and the value of our company for its stockholders, and (v) that the morale of long-term employees holding stock options with exercise prices well below the current trading price would decrease as more recently hired employees are granted options with exercise prices set at current, lower market prices. The Compensation Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options granted at fair market value would restore incentives to our employees because of the increased potential for appreciation. The Compensation Committee also recognized that it could require the new options to be subject to restrictions on exercise so that optionees participating in the exchange would have incentives to remain with the company. Considering these factors, the Compensation Committee determined it to be in the best interests of the company and its stockholders to restore the incentives for employees and certain executive officers to remain as employees of the company and to exert their maximum efforts on behalf of the company by granting replacement stock options under the 1997 Stock Option and Restricted Stock Plan at the optionee's election, with exercise restrictions and with exercise prices equal to the then current market value.

          Accordingly, on September 21, 1998, at the recommendation of the Compensation Committee, our Board of Directors approved a resolution authorizing the re-pricing of substantially all of the company's then outstanding vested and unvested employee stock options with an exercise price in excess of $23.25 per share. Messrs. Hardinger and Adcox did not participate in the re-pricing. This re-pricing included stock options granted under the 1997 Stock Option and Restricted Stock Plan. As part of the re-pricing, the ten-year term of the options and the four-year vesting period were restarted as of September 21, 1998, and the exercise price on the options was revised to $23.25 per share. This resolution resulted in the re-pricing of 968,993 options.

                         Employee Stock Purchase Plan

     We maintain an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of our U.S. employees to purchase shares of our common stock. Participating employees may purchase our common stock at a purchase price equal to 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on the exercise date. Employees may designate up to 15% of their base compensation for the purchase of our common stock under this plan.

                      Retirement and Profit Sharing Plans

     We maintain a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. Under the terms of this plan, we match a percentage of each employee participant's voluntary contributions, subject to a maximum company contribution of 4% of the employee's compensation. We also maintain retirement plans for certain non-U.S. employees. Obligations under these plans are determined in accordance with local regulations and customs. Additionally, we maintain profit sharing plans covering substantially all of our active U.S. employees and certain non-U.S. employees. Profit sharing payments are made periodically in accordance with the terms of the various plans.

             Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to employees. The limitation applies only to compensation that is not considered to be performance-based compensation. Compensation that qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Stock Option and Restricted Stock Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The non-performance based compensation to be paid to our executive officers for 1999 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to our executive officers for 2000 will exceed that limit. Because it is very unlikely that the compensation payable to any of our employees in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided not to take any other action to limit or restructure the elements of cash compensation. The Compensation Committee will reconsider this decision should the individual compensation of any employee ever approach the $1 million level.

                    Compensation of Chief Executive Officer

     The compensation paid to our Chief Executive Officers in 1999 was in
accordance with our compensation programs.   Any future modifications in Chief
Executive Officer compensation will also be in accordance with our compensation programs.

Respectfully submitted by The Compensation Committee,
Gary W. Pankonien
Susan Vladuchick Sam, Chairperson

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

                          Summary Compensation Table

     The following table sets forth, for the years ended June 30, the compensation paid to our named officers, a group consisting of our chief executive officers and our four other most highly compensated executive officers for the year ended June 30, 1999.

                                                                                               Long-term
                                                               Annual Compensation         Compensation Awards
                                                               -------------------         -------------------
                                                                                           Securities Underlying    All Other
Name and Principal Position                               Year        Salary     Bonus          Options (#)      Compensation (3)
---------------------------                             --------     --------   --------        -----------      ----------------
Marshall C. Turner (1)..............................      1999       $ 16,780                      29,500
Chairman and CEO

J. Michael Hardinger (2)............................      1999        297,695   $225,000           46,100           $11,737
Former Chairman and CEO                                   1998        316,034                      46,000             9,071
                                                          1997        294,170    441,000                             17,528

Preston M. Adcox....................................      1999        246,100    116,000           35,100             8,754
President and COO                                         1998        261,038                      36,750             7,296
                                                          1997        230,834    316,000                             13,700

Gerard Cognie (4)...................................      1999        163,082     75,000           17,800
EVP-European Operations                                   1998        176,629                      22,100
                                                          1997        161,049    164,200

David S. Gino.......................................      1999        166,764     80,000           17,000             5,727
EVP-Finance and Chief Financial Officer                   1998        163,708                      12,600             4,296
                                                          1997        147,498    121,500                              8,781

Kenneth A. Rygler...................................      1999        167,702     61,000           13,000             5,549
EVP-Worldwide Marketing and Strategic Planning            1998        173,034                      10,800             4,700
                                                          1997        168,500    109,350                              9,555

___________
(1) Mr. Turner joined us as an employee in June 1999. The data presented in this table does not include compensation received by Mr. Turner as a non-employee director prior to June 1999. Mr. Turner's compensation package was calculated on the basis that he devotes approximately 80% of his time to his position.
(2) Mr. Hardinger stepped down as our Chief Executive Officer and Chairman of our Board in June 1999.
(3) Matching contributions made by us pursuant to our defined contribution retirement plans.
(4) Mr. Cognie is paid in French Francs. The figures shown were calculated using an exchange rate for 1999 of 6.3 Francs to the dollar, for 1998 of
     6.0 Francs to the dollar and for 1997 of 5.8 Francs to the dollar.

Information Regarding Stock Options

                          Option Grants in Last Year

     The following table sets forth information regarding options to purchase shares of our common stock granted to our named officers in 1999. We have not granted any stock appreciation rights.


                                                                                                  Potential Realizable Value at
                                                                                                  Assumed Annual Rates of Stock
                            Options     % of Total Options Granted  Exercise Price  Expiration  Price Appreciation for Option term
                                                                                                ----------------------------------
Name                     Granted (#)(1)    to Company Employees       ($/Share)        Date              5%           10%
----                     --------------    --------------------       ---------        ----           ---------    ----------
Marshall C. Turner....      29,500                3.9%                 $47.37       6/11/2009        $  878,827    $2,227,120
J. Michael Hardinger..      46,000                6.1%                  38.81        3/1/2009         1,122,740     2,845,245
J. Michael Hardinger..         100                 *                    33.37       7/13/2008             2,099         5,318
Preston M. Adcox......      35,000                4.6%                  38.81        3/1/2009           854,259     2,164,860
Preston M. Adcox......         100                 *                    33.37       7/13/2008             2,099         5,318
Gerard Cognie.........      17,800                2.4%                  33.37 (2)   7/13/2008 (2)       373,555       946,661
David S. Gino.........      17,000                2.3%                  33.37 (2)   7/13/2008 (2)       356,766       904,114
Kenneth A. Rygler.....      13,000                1.7%                  33.37 (2)   7/13/2008 (2)       272,821       691,381

___________
*    Less than 1%
(1) Options granted to Messrs. Hardinger, Adcox, Cognie, Gino and Rygler are non-qualified stock options that become exercisable over a four-year period at the rate of 25% per year. Options granted to Mr. Turner are non-qualified stock options that become exercisable six months from the date of grant. The data presented in this table does not include options received by Mr. Turner as a non-employee director prior to June 1999.
(2) These options were subject to our stock option re-pricing discussed above. As a result of the re-pricing, these options have a revised exercise price of $23.25 and a revised expiration date of 9/21/2008.

                   Aggregated Option Exercises in Last  Year
                          and  Year-End Option Values

  The following table sets forth information regarding the exercisable and unexercisable options to acquire our common stock granted to our named officers.

                                                                                                             Value of
                               Shares Acquired                      Number of Unexercised                  In-The-Money
                                     on         Value                Options at Year-End                 Unexercised Options
                                                                     -------------------                   at Year-End (1)
                                                                                                         -------------------
Name                            Exercise (#)  Realized ($)   Exercisable (#)  Unexercisable (#)    Exercisable ($) Unexercisable ($)
----                            ------------  ------------   ---------------  ----------------     --------------- -----------------
Marshall C. Turner..........                                         9,750           40,750           $  252,334       $  192,779
J. Michael Hardinger........                                       120,881          117,060            3,377,138        1,544,143
Preston M. Adcox............                                        53,495           84,785            1,367,979        1,001,742
Gerard Cognie...............                                        22,248           47,316              686,907        1,211,507
David S. Gino...............                                        26,661           38,486              823,158        1,003,255
Kenneth A. Rygler...........                                        22,661           32,686              699,658          860,430

___________
(1) The closing price per share of our common stock on June 30, 1999 was $47.875.

                         Ten - Year Option Re-pricings

     The following table sets forth information regarding re-pricings of options to acquire our common stock involving our named officers.

                                           Securities
                                           Underlying                                                             Length of Original
                                           Number of         Market Price of    Exercise Price at                    Option Term
                                            Options          Stock at Time of   Time of Re-pricing                 Remaining at Date
                                           Repriced or        Re-pricing or           or             New Exercise    Re-pricing or
Name                            Date       Amended (#)        Amendment ($)       Amendment  ($)       Price ($)       Amendment
----                            ----      ------------       ----------------   ------------------   ------------  ----------------
Marshall C. Turner (1)......
J. Michael Hardinger (2)....
Preston M. Adcox (2)........
Gerard Cognie...............  9/21/1998       22,100             $23.25                $52.75            $23.25        8.8 years
Gerard Cognie...............  9/21/1998       17,800              23.25                 33.37             23.25        9.8 years
David S. Gino...............  9/21/1998       12,600              23.25                 52.75             23.25        8.8 years
David S. Gino...............  9/21/1998       17,000              23.25                 33.37             23.25        9.8 years
Kenneth A. Rygler...........  9/21/1998       10,800              23.25                 52.75             23.25        8.8 years
Kenneth A. Rygler...........  9/21/1998       13,000              23.25                 33.37             23.25        9.8 years

___________
(1)  Mr. Turner joined us as an employee in June 1999.
(2) Messrs. Hardinger and Adcox did not participate in our September 21, 1998 option re-pricing.

                         Long-Term Incentive Programs

     We have no long-term incentive programs.

                                 Pension Plans

     We have no defined benefit or actuarial pension plans. However, each of our named officers except Mr. Turner has been credited with years of service under the DuPont defined benefit pension plan. Their participation in this plan ended in June 1996. Upon termination, they received either a reduced pension immediately or a full pension at a deferred date.

                             DIRECTOR COMPENSATION

   Directors who are one of our officers receive no additional compensation for serving on our board. All other directors who are not employed by DuPont receive an annual fee of $20,000. Mr. Doyle is party to an arrangement with us whereby he provides consulting services in the area of human resource management and principles at a fee of $3,500 per day, not to exceed five days per year. There were no payments to Mr. Doyle in 1999 under this agreement. In February 1999, the board approved payment of one-time additional compensation of $14,000 to Mr. Pankonien and $26,000 to Mr. Turner for services they rendered in their role as directors.

     Second Amended and Restated Non-Employee Directors' Stock Option Plan

   The purpose of the Second Amended and Restated Non-Employee Directors' Stock Option Plan is to allow us to recruit and retain qualified outside directors to serve on our board. Under this plan, each director who was not an employee, and who is not precluded by his or her employer from receiving such grant, receives a one-time grant of options to purchase 12,000 shares of our common stock upon first joining our board. Thereafter, each non-employee director receives, during his or her tenure as a director, an annual grant of options covering 5,000 shares as of the first day of the month following our annual meeting of stockholders. Directors who are first elected to our board within the 60 day period immediately preceding our annual meeting of stockholders and who at the time of their election received the one-time grant of options to purchase 12,000 shares described above, will not, under the terms of this plan, receive an additional grant of 5,000 shares as of the first of the month following such annual meeting. Upon exercise of an option, payments of the purchase price for the stock subject to the exercise will be made in cash. Under the terms of this plan, no more than 25% of the total number of shares of stock granted under option may become exercisable in any given year following the grant. Currently, 250,000 shares have been reserved for issuance under this plan. Under this plan, prior to its amendment, Messrs. Doyle, Pankonien, and Turner were granted options to purchase 3,000 shares of our common stock, at $35.56 per share, on November 1, 1996 and 3,000 shares of our common stock, at $44.81 per share, on November 1, 1997. Further, Messrs. Doyle, Pankonien, Sargent and Turner were granted options to purchase 5,000 shares of our common stock, at $32.81 per share, on November 2, 1998. Options granted under this plan were not subject to our September 21, 1998 option re-pricing.

                               PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total return as of the end of the company's most recent year on $100 invested in our common stock of the company, the Nasdaq Composite Index and an industry peer group on June 14, 1996, the first trading date, assuming the reinvestment of all dividends. The industry peer group used includes the following issuers: Align-Rite International, Inc. (Nasdaq - MASK); Electroglas, Inc. (Nasdaq - EGLS); Etec Systems (Nasdaq - ETEC); KLA-Tencor Corporation (Nasdaq - KLAC); Novellus Systems, Inc. (Nasdaq - NVLS); Photronics, Inc. (Nasdaq - PLAB) and Ultratech Stepper, Inc. (Nasdaq - UTEK). The stock performance set forth below is not necessarily indicative of future price performance.


                        6/14/96    6/30/96   6/30/97   6/30/98   6/30/99

DPI                         100     120.59    317.66    202.95    281.62

Nasdaq Composite Index      100      96.69    117.66    154.59    219.16

Industry Peer Group         100      84.9     173.44    119.5     212.27

                                   EXHIBIT A

      AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
      -------------------------------------------------------------------


     1. Amend the first sentence of paragraph (a) of Article FOURTH of the Amended and Restated Certificate of Incorporation so as to read in its entirety as follows:

     The aggregate number of shares of stock that the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares designated "Common Stock" and 5,000,000 shares designated "Preferred Stock".

     2. Amend subparagraph (b)(5) of Article FOURTH of the Amended and Restated Certificate of Incorporation so as to read in its entirety as follows:

          the amount or amounts, if any, payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or on any distribution of the assets, of the Corporation;

     3. Amend the first sentence of paragraph (f) of Article FOURTH of the Amended and Restated Certificate of Incorporation so as to read in its entirety as follows:

          In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of each series of Preferred Stock will be entitled to receive the amount fixed for such series upon any such event plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock.

     4. Amend Article FOURTH of the Amended and Restated Certificate of Incorporation by deleting paragraph (l) thereof in its entirety.

     5. Amend Article SIXTH of the Amended and Restated Certificate of Incorporation so as to read in its entirety as follows:

          (a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation. Except as otherwise provided for or fixed pursuant to the provisions of paragraph (b) of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time by resolution of the Board of Directors.

          (b) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of paragraph (b) of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation (the "Preferred Stock Directors")) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders next succeeding the date of this Certificate of Amendment; Class II directors shall initially serve until the second annual meeting of stockholders next succeeding the date of this Certificate of Amendment; and Class III directors shall initially serve until the third annual meeting of stockholders next succeeding the date of this Certificate of Amendment. Commencing with the first annual meeting of stockholders next succeeding the date of this Certificate of Amendment, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

          (c) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

          (d) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of paragraph (b) of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          (e) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of paragraph (b) of Article FOURTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors of the Corporation in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

          (f) Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     6. Amend Article SEVENTH of the Amended and Restated Certificate of Incorporation by adding a second sentence thereto which shall read in its entirety as follows:

          Notwithstanding any other provision of the Amended and Restated Certificate of Incorporation of the Corporation or any provision of law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or the Amended and Restated Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least 66 2/3% in voting power of the then outstanding shares of voting stock of the Corporation, voting together as a single class, shall be required in order for the stockholders of the Corporation to adopt, alter, amend or repeal any bylaw of the Corporation.

     7. Amend the Amended and Restated Certificate of Incorporation by adding a new Article thereto, Article ELEVENTH, which shall read in its entirety as follows:

          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any written consent of stockholders in lieu of a meeting of stockholders.

     8. Amend Article EIGHTH of the Amended and Restated Certificate of Incorporation by adding a third sentence thereto which shall read in its entirety as follows:

          Notwithstanding any other provision of the Amended and Restated Certificate of Incorporation of the Corporation or any provision of law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or the Amended and Restated Certificate of Incorporation, any amendment, alteration or repeal of, or the adoption of any provision inconsistent with the provisions of, Article SIXTH, Article SEVENTH, Article ELEVENTH or this Article EIGHTH shall require the affirmative vote of the holders of at least 66 2/3% in voting power of the then outstanding voting stock of the Corporation, voting together as a single class.

                                   EXHIBIT B

                           AMENDMENTS TO THE BYLAWS
                           ------------------------


     1. Amend the first sentence of Section 3.03 of the Bylaws so as to read in its entirety as follows:

         Special meetings of the stockholders may be called at any time by resolution of the board of directors, which may fix the date, time and place of the meeting.

     2. Amend Section 3.05 of the Bylaws so as to add the following at the end thereof:

     The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the board of directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

     3.  Amend Article III of the Bylaws so as to add a new section thereto,
Section 3.09, which shall read in its entirety as follows:


     SECTION 3.09.  Notice of Stockholder Business and Nominations.
                    ----------------------------------------------

         (A)  Annual Meetings of Stockholders.  (1) Nominations of persons for
              -------------------------------
         election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation's notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 3.09 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 3.09.

              (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 3.09, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business other than the nominations of persons for election to the board of directors must constitute a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (and such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

              (3)  Notwithstanding anything in the second sentence of paragraph
         (A)(2) of this Section 3.09 to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 3.09 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

         (B)  Special Meetings of Stockholders.  Only such business shall be
              --------------------------------
         conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this
         Section 3.09 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 3.09. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this Section 3.09 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

         (C)  General.  (1) Only such persons who are nominated in accordance
              -------
         with the procedures set forth in this Section 3.09 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this
         Section 3.09. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 3.09 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (A)(2)(c)(iv) of this Section 3.09) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 3.09, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

              (2) For purposes of this Section 3.09, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

              (3) Notwithstanding the foregoing provisions of this Section 3.09, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.09. Nothing in this Section 3.09 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

     4. Amend the first sentence of Section 4.02 of the Bylaws so as to read in its entirety as follows:

         Except as otherwise provided for or fixed pursuant to the provisions of the certificate of incorporation relating to the rights of the holders of any series of Preferred Stock of the corporation to elect additional directors, the total number of directors shall be determined from time to time by resolution of the board of directors.

     5. Amend Section 4.03 of the Bylaws so as to read in it entirety as follows:

         Intentionally omitted.
     6. Amend Section 4.05 of the Bylaws so as to read in its entirety as follows:

         Intentionally omitted.

     7. Amend the second sentence of Section 7.04 of the Bylaws so as to read in its entirety as follows:

         Such determination shall be made:

              (1) by a majority vote of the directors who are not parties to such third party or corporate proceeding, even though less than a quorum; or

              (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

              (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

              (4)  by the stockholders.


     8. Amend Section 8.07 of the Bylaws so as to read in its entirety as follows:

         Theses by laws may be altered, amended or repealed or new bylaws may be adopted in accordance with the provisions of the certificate of incorporation.

                                                                      EXHIBIT C

                            DUPONT PHOTOMASKS, INC
              AMENDED 1997 STOCK OPTION AND RESTRICTED STOCK PLAN

1. PURPOSE

     The purpose of the DUPONT PHOTOMASKS, INC, 1997 Stock Option and Restricted Stock Plan (the "PLAN") is to advance the interests of DuPont Photomasks, Inc. (the "COMPANY") and its Subsidiaries (as defined below) by providing incentive awards and stock ownership opportunities to certain key employees (including officers), consultants, directors and other individuals who contribute significantly to the performance of the Company and its Subsidiaries. In addition, the Plan is intended to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of superior managerial ability and to motivate such key employees to exert their best efforts towards future progress and profitability of the Company and its Subsidiaries. Accordingly, the Company may make awards ("Awards") to key employees, consultants and other individuals in the form of (i) options ("OPTIONS") to purchase shares of the Company's common stock, par value $.01 per share ("COMMON STOCK"), and (ii) shares of Common Stock which are restricted as provided in Section 7 ("Restricted Stock"). Options may be either incentive stock options ("ISOs") which are qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), or nonqualified stock options ("NONQUALIFIED OPTIONS").

     For purposes of the Plan, a "SUBSIDIARY" shall be any corporation in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of stock in such corporation.

2. APPROVAL OF AWARDS

     Each Award may be approved in any of the following ways:

     A. BOARD/COMMITTEE APPROVAL. The entire Board or the Committee (as defined below) may vote in advance to approve such Award.

     B. SHAREHOLDER APPROVAL/RATIFICATION. In compliance with Section 4 of the Securities Exchange Act of 1934 ("1934 ACT"), a majority of the shareholders of the Company duly entitled to vote on such matters at meetings held in accordance with the laws of the State of Delaware may, either in advance of the Award or no later than the next annual meeting of shareholders, affirmatively vote to approve such Award.

3. ADMINISTRATION AND INTERPRETATION

     A. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "COMMITTEE") of the Board of Directors (the "BOARD") of DuPont Photomasks, Inc. The Committee may prescribe, amend and rescind rules and regulations for administration of the Plan and shall have full power and authority to construe and interpret the Plan. The Committee may correct any defect or any omission or reconcile any inconsistency in the Plan or, subject to the requirements of Section 2 herein, in any grant made under the Plan in the manner and to the extent it shall deem desirable.

     Committee members shall be appointed by and shall serve at the pleasure of the Board. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.

     A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting, or the acts of a majority of the members evidenced in writing, shall be the acts of the Committee. Members of the Committee may, in the discretion of the Board, receive compensation for their services as members, and all expenses and liabilities they incur in connection with the administration of the Plan shall be borne by the Company.

     The day-to-day administration of the Plan may be carried out by such officers and employees of the Company or its Subsidiaries as shall be designated from time to time by the Committee. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons, and the Committee, the Company and the officers and employees of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

     The Committee, the Board, or the shareholders, as the case may be, shall have concurrent authority to make all decisions concerning specific Awards granted under the Plan, including without limitation the selection of the persons to whom Awards are granted, the number of shares of Common Stock subject to each Award and the terms and conditions of each Award. The Committee shall construe the terms and provisions of the Plan and the Agreements and adopt, from time to time, such rules and regulations, not inconsistent with the terms of the Plan, as it may deem advisable to carry out the Plan. All decisions by the Committee shall be final. The effective date of an Award is referred to herein as the "GRANT DATE."

     In the Committee's discretion, the Chief Executive Officer of the Company may be delegated the authority to grant Awards to key employees of the Company who are neither directors nor executive officers (as such term is defined under the 1934 Act) of the Company.

     In the event one or more members of the Committee do not qualify as outside directors, the Committee may, in the exercise of its discretion, appoint a subcommittee comprised solely of two (2) or more outside directors ("Outside Directors Committee") in compliance with Section 162)(m)(4)(C) of the which shall have the exclusive authority to approve grants under the Plan to the chief executive officer and to other executive officers whose compensation may otherwise exceed the deduction limit of Section 162(m) of the Code ("Executive Officers"). Grants approved by the Outside Directors Committee shall be subject to ratification by the Committee as a whole if the appointment by the Committee so provides. Grants to Executive Officers shall be contingent on shareholder approval of the material terms of the Plan to the extent required under Section 162(m) of the Code.

     B. INTERPRETATION. The interpretation and construction by the Committee of any provisions of the Plan or of any grant under the Plan shall be final and conclusive for all purposes.

     C. LIMITATION ON LIABILITY. Neither the Committee nor any member thereof shall be liable for any act, omission interpretation, construction or determination made in connection with the Plan in good faith and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by law and the articles of incorporation of the Company. The members of the Committee, if appointed, shall be named as insureds under any directors and officers liability insurance coverage that may be in effect from time to time.

4. SHARES SUBJECT TO GRANTS UNDER THE PLAN

     The aggregate number of shares which may be issued under Awards granted under the Plan shall not exceed 5,000,000 shares of Common Stock; provided however, that the number of shares with respect to which Awards may be granted to any single Executive Officer of the Company during any fiscal year shall not exceed 2,000,000 shares of Common Stock. Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. Until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan and the outstanding Awards. The aggregate number of shares of Common Stock which are available for Awards under the Plan shall be decreased by each exercise of an Option, and by each grant of Restricted Stock. To the extent that such Award lapses the shares theretofore subject to such Award may again be granted under the Plan. If any Award, in whole or in part, expires or terminates unexercised or is canceled or forfeited, the shares covered by such Award may be subject to another Award granted under the Plan. Nevertheless, an Award that is canceled, lapses, expires or is forfeited will continue to be counted against the individual limit on Awards granted to a single Executive Officer in any fiscal year. The aggregate number of shares which may be issued under awards granted under the Plan shall be subject to adjustment as provided in Section 8 hereof.

5. ELIGIBILITY

     The individuals who shall be eligible to receive Awards under the Plan shall be such key employees, directors, independent consultants and other individuals as the Committee from time to time shall determine. However, only employees of the Company and Subsidiaries shall be eligible to receive grants of ISOs. In granting Awards, the Board, the Committee or the shareholders shall take into consideration the contribution an individual has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Board, the Committee or the shareholders shall also have the authority to consult with and receive recommendations from officers and other employees of the Company and its Subsidiaries with regard to these matters. In no event shall any individual or his legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan except to such extent, if any, as the Committee shall determine.

     Awards may be granted under the Plan from time to time in substitution for stock options, restricted stock or other stock-based compensation awards granted by other corporations where, as a result of a merger or consolidation of such other corporation, or the acquisition by the Company or a Subsidiary of stock or other beneficial ownership interest in such other corporation, the individuals who held such awards become eligible to receive Awards under the Plan.

6. GRANTS AND TERMS OF OPTIONS

     A. GRANTS OF OPTIONS. Grants of Options under the Plan shall be for such number of shares of Common Stock and shall be subject to such terms and conditions as the Board, the Committee or the shareholders shall designate. Options may be granted by the Board, the Committee or the shareholders to any eligible individual at any time and from time to time.

     B. TERMS OF OPTIONS. Each grant of an Option shall be evidenced by an Agreement executed by an authorized officer of the Company. Each Agreement shall be in a form approved by the Committee, shall comply with and be subject to the terms and conditions of the Plan and may contain such other provisions, consistent with the terms and conditions of the Plan and the specific Awards, as the Committee shall deem advisable. References herein to an Agreement shall include, to the extent applicable, any amendment to the Agreement and any interpretation or construction thereof by the Committee pursuant to this Plan.

(1)  EXERCISE OF OPTIONS. Options shall not be exercisable prior to the date six
(6) months following the Grant Date. In the discretion of the Committee, each Agreement may state that the Option granted therein may not be exercised in whole or in part for a period or periods of time specified in such Agreement and may further limit the exercisability of the Option in such a manner as the Committee deems appropriate, consistent with the terms of the specific Award. In addition, the Committee may, by a resolution duly adopted, suspend the exercisability of all outstanding Options at any time and from time to time upon a determination, in its discretion that such suspension is in the best interests of the Company and its shareholders; provided, that the resolution effecting any such suspension shall also make provision for the exercise of all outstanding Options for a reasonable period of time following such suspension (but in no event less than 30 days). Except as provided herein or as so specified in the Agreement or in a resolution of the Committee, any Option may be exercised in whole at any time or in part from time to time during its term. The Committee may, in its discretion, consistent with the terms of the specific Award, at any time and from time to time accelerate the exercisability of all or part of any Option. A recipient of the Option ("Optionee") may exercise an Option by providing written notice to the Company at any time or from time to time during the period such Option is exercisable and by satisfying such other conditions as set forth in the Agreement relating to the Option, including without limitation satisfying the requirements for tax withholding with respect to such exercise.

(2) PAYMENT OF OPTION EXERCISE PRICE. Upon exercise of an Option, the full price per share (the "EXERCISE PRICE") for the shares with respect to which the Option is being exercised shall be payable to the Company (i) in cash or by check payable and acceptable to the Company, (ii) by tendering to the Company shares of Common Stock owned by the Optionee for at least six months, having an aggregate Market Value Per Share (as defined below) as of the date of exercise and tender that is not greater than the Exercise Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Exercise Price as provided above, or (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price, provided that the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity as the Committee may prescribe as a condition of such payment procedure. In lieu of
(ii) above, upon confirming that the Optionee owns the number of additional shares being tendered, a new certificate may be issued for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the Optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise. Payment instruments will be received subject to collection.

(3) NUMBER OF SHARES. Each Agreement shall state the total number of shares of Common Stock that are subject to the Option, which number shall be subject to adjustment pursuant to Section 8.

(4) EXERCISE PRICE. The Exercise Price for each Option shall be fixed on, or in case of ratification by the shareholders as of, the Grant Date. The Exercise Price may be greater or, other than with respect to an ISO, less than the Market Value Per Share on the Grant Date, but in no event less than the par value of the Common Stock; provided that, as to Options awarded to Executive Officers, the Exercise Price shall be not less than the Market Value Per Share on the Grant Date. The Exercise Price shall be subject to adjustment pursuant to
Section 8. Nothing contained herein shall prohibit the Board of Directors or the Committee, in the sound exercise of business judgment, from canceling outstanding Options and reissuing new Options at a lower exercise price, in the event that the fair market value per share of Common Stock at any time prior to the date of exercise falls below the exercise price of Options granted pursuant to the Plan; provided, however, that such actions shall only be permitted when approved by a majority of the disinterested directors on the Board or the Committee as the case may be.

(5) TERM. The term of each Option shall be determined at the Grant Date; provided, however, that each Option shall expire no later than ten years from the Grant Date and in the event no determination is made to the contrary, shall expire ten years from the Grant Date (such date, as determined by the Committee or provided for herein, being referred to hereafter as the "EXPIRATION TIME").

(6) MARKET VALUE PER SHARE. "MARKET VALUE PER SHARE" shall be determined as of any particular date by any fair and reasonable means determined by the Board, the Committee or the shareholders, as the case may be.

(7)  TERMINATION OF EMPLOYMENT.

          (a) ISOs In the event that an Optionee's employment with the Company shall terminate for reasons other than (i) permanent disability within the meaning of Code Section 22(e)(3) or (ii) death, the Optionee shall have the right, subject to subsections (1) and (5) above, to exercise any ISO at any time during the period of three (3) months following such termination to the extent the ISO was exercisable on the termination date.

     In the event that an Optionee's employment with the Company shall terminate due to permanent disability, the Optionee shall have the right, subject to subsections (1) and (5) above, to exercise any ISO at any time during the period of 12 months following such termination, to the extent such ISO was exercisable on the termination date. Whether any termination of employment is due to permanent disability, and whether any authorized leave of absence or absence on military or government service or for other reasons shall constitute a termination of employment, for the purposes of the Plan shall be determined by the Committee.

     If an Optionee shall die while entitled to exercise an ISO, the Optionee's estate, personal representative or beneficiary, as the case may be, shall have the right, subject to subsections (1) and (5) above, to exercise any ISO at any time during the period of 12 months following the date of the Optionee's death, to the extent that such ISO was exercisable on the date of the Optionee's death.

     In the absence of a provision to the contrary contained in the Agreement, an ISO which has not been exercised during the period of 12 months following the date of an Optionee's death or permanent disability, shall be and become a Nonqualified Option exercisable for the remainder of the term of the Agreement, if not previously expired, to the same extent that such Option was exercisable during such 12 month period.

     The Committee may, in its discretion, consistent with the terms of the specific grant, (i) accelerate the exercisability of all or part of an ISO that is not otherwise exercisable or (ii) provide that an ISO shall remain outstanding and be exercisable following termination of employment (or other specified events in the case of non-employees) on such other terms and conditions as the Committee shall approve consistent with the Code and the regulations promulgated thereunder regarding ISOs.

     (b) Nonqualified Options. With respect to Nonqualified Options, the Board, the Committee or the shareholders, as the case may be, may specify any terms and conditions upon which such Nonqualified Option shall terminate. The Committee may, in its discretion, consistent with the terms of the specific grant, (i) accelerate the exercisability of all or part of a Nonqualified Option that is not otherwise exercisable or (ii) provide that a Nonqualified Option shall remain outstanding and be exercisable following termination of employment (or other specified events in the case of non-employees) on such other terms and conditions as the Committee shall approve. Notwithstanding the above, in the event an employee ceases to be an employee by reason of retirement or death, the total number of shares of common stock covered by the Nonqualified Option shall thereupon become exercisable provided such Nonqualified Option shall have been granted at least six months prior to such retirement or death.

(8) ELIGIBILITY FOR INCENTIVE STOCK OPTIONS. ISOs may be granted to individuals who are key employees (including officers who are also key employees) of the Company at the time the ISO is granted. ISOs may be granted to the same individual on more than one occasion, but in no event shall an ISO be granted after June 8, 2007.

     No employee shall be eligible to receive ISOs that become exercisable for the first time in any calendar year with respect to stock with an aggregate fair market value (determined at the Grant Date) in excess of $100,000 (or such other limits as may be imposed by the applicable laws and regulations under the Code in effect on the date of grant). This limitation applies to the aggregate amount of ISOs granted under the Plan and all other option plans of the Company, its parent and subsidiary corporations

(9) RELOAD OPTIONS. In the event a person who is an active employee of the Company or a Subsidiary shall exercise an Option (the "ORIGINAL OPTION") by paying all or a portion of the Exercise Price of the shares of Common Stock subject to the Original Option by tendering to the Company shares of Common Stock owned by such person, which have been held by him or her for at least six months, or an amount in cash equal to the Exercise Price, an Option to purchase the number of shares of Common Stock, obtained by the employee upon exercise (the "RELOAD OPTION") shall be deemed granted to the employee as of the exercise date; provided that a Reload Option has been granted to such Optionee with respect to such Option, as evidenced in his Agreement and that the employee does not reject such Reload Option in accordance with this Section 6. The Exercise Price of the Common Stock subject to the Reload Option shall be 100% of Market Value Per Share of the Common Stock on such date, subject to adjustment as provided in Section 8. The Reload Option may be used or refused with respect to each tranche of options as they vest and are exercised on a one-time basis, (even if the employee elects to exercise less than the total number of vested shares). If the employee elects to accept the Reload Option, the employee must agree that all shares purchased through the exercise of the original Option must be held for some minimum period of time established by the Compensation Committee and set forth in the Employee's Agreement. In no event shall any Reload Options be granted if it would cause the number of Awards granted to any Executive Officer in a year to exceed the individual limit in Section 4 above.

7.   RESTRICTED STOCK

        A. AWARDS OF RESTRICTED STOCK. Restricted Stock may be awarded to any individual eligible to receive the same, at any time and from time to time. The issuance of Restricted Stock to an individual pursuant to an Award may be made subject to such restrictions and the future satisfaction or occurrence of terms, conditions or contingencies (collectively, "Conditions") set when the Award is made, such that failure of any Condition shall cause all or part of such shares to be forfeited.

     B. DESCRIPTION OF RESTRICTED STOCK. Shares of Restricted Stock may not be sold, exchanged, pledged, transferred, assigned or otherwise encumbered or disposed of until the Conditions set at the time of the Award have been satisfied. A share of Restricted Stock shall be subject to such restrictions and Conditions as may be established at the time of the Award, which may include, without limitation, "LAPSE" and "NON-LAPSE" restrictions (as such terms are defined in regulations promulgated under Section 83 of the Code) and the achievement of specific goals. The Committee may, in its discretion, consistent with the terms of the specific Award, at any time and from time to time accelerate the "lapse" restrictions or reduce the "non-lapse" restrictions of all or any part of a Restricted Stock Award.

     After the satisfaction or occurrence of the Conditions and the lapse of all restrictions, a certificate, without a legend shall be delivered to the recipient for the number of shares that are no longer subject to restrictions and Conditions. The remaining shares of Restricted Stock issued with respect to such Award, if any, shall either be returned to the Company and forfeited by the recipient or, if appropriate under the terms of the Award applicable to such shares, shall continue to be subject to the restrictions and Conditions.

     C. PAYMENT OF RESTRICTED STOCK. The satisfaction of the Conditions and the lapse of all actions, and the delivery of a certificate without a legend for the portion of such award that is no longer subject to restrictions and Conditions, is hereinafter referred to as the "payment" of such portion of the Award. Subject to the provisions above, each Award shall be paid at the time and in the manner specified at the time of the Award.

     D. PAYMENT IN THE EVENT OF TERMINATION OF EMPLOYMENT. In the event a recipients employment with the Company shall terminate prior to the satisfaction or occurrence of a Condition applicable to all or a portion of an Award of Restricted Stock, then such portion of the Award shall be returned to the Company and forfeited by the recipient; provided, however, if the termination of employment is due to the employee's death, permanent disability or retirement, the Committee may, in its sole discretion, deem the Conditions to have been met for all or part of such portion of the Award. With respect to the shares of Restricted Stock granted to an individual who is not an employee of the Company on the Grant Date, the Committee may specify the circumstances upon which the shares of Restricted Stock shall be forfeitable prior to the satisfaction of applicable Conditions.

     If a recipient dies after satisfaction of the Conditions for the payment of all or a portion of an Award of Restricted Stock but prior to the actual payment of all or such portion thereof, such payment shall be made to the recipient's beneficiary or beneficiaries at the time and in the same manner that such payment would have been made to the recipient.

8. RECAPITALIZATION OR REORGANIZATION

     A. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     B. The shares with respect to which awards may be granted are shares of Common Stock as presently constituted.

   (i) STOCK SPLIT. If, and whenever, prior to the termination of the Plan or the expiration of an outstanding Option, the Company shall effect a subdivision of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the remaining shares of Common Stock available under the Plan and the number of shares of Common Stock with respect to which outstanding Options may thereafter be exercised shall be proportionately increased, and the Exercise Price under outstanding Options shall be proportionately reduced.

   (ii) REVERSE STOCK SPLIT. If, and whenever, prior to the termination of the Plan or the expiration of an outstanding Option, the Company shall effect a consolidation of shares of Common Stock, the remaining shares of Common Stock available under the Plan and the number of shares of Common Stock with respect to which any outstanding Option may thereafter be exercised shall be proportionately reduced, and the Exercise Price under the outstanding Options shall be proportionately increased.

     C. Except as may otherwise be expressly provided in the Plan, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, shall not affect Options granted under this Plan, and no adjustments shall be made to the grants under this Plan.

     D. If the Company effects a recapitalization or otherwise materially changes its capital structure (both of the foregoing are herein referred to as a ("FUNDAMENTAL CHANGE") then thereafter upon any exercise of an Option theretofore granted, the holder shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock that would have been received, the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Optionee had been the holder of record of that number of shares of Common Stock.

     E. Any adjustment provided for above shall be subject to any required shareholder action.

9.  RECIPIENT'S AGREEMENT; COMPLIANCE WITH SECURITIES REGULATIONS

     If, at the time of the exercise of any Option or award of Restricted Stock, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any then applicable laws or regulations relating to the sale of securities, for the individual exercising the Option or receiving the Restricted Stock to agree to hold any of their shares for investment and without intention to resell or distribute the shares and to agree to dispose of such shares only in compliance with such laws and regulations, the individual will, upon the request of the company, execute and deliver to the Company a further agreement to such effect.

10. WITHHOLDING FOR TAXES

     Any cash payment under the Plan shall be reduced by any amounts required to be withheld or paid with respect thereto under all present or future federal, state and local tax and other laws and regulations that may be in effect as of the date of each such payment ("TAX AMOUNTS"). Any issuance of Common Stock pursuant to the exercise of an Option or other distribution of Common Stock under the Plan shall not be made until appropriate arrangements have been made for the payment of any amounts that may be required to be withheld or paid with respect thereto. Such arrangements may, at the discretion of the Committee, include allowing the participant to tender to the Company shares of Common Stock owned by the participant, or to request the Company to withhold a portion of the shares of Common Stock being acquired pursuant to the exercise or otherwise distributed to the participant, which have a Market Value Per Share as of the date of such exercise, tender or withholding that is not greater than the sum of all Tax Amounts, together with payment of any remaining portion of all Tax Amounts in cash or by check payable and acceptable to the Company. Payment instruments will be received subject to collection.

11. DESIGNATION OF BENEFICIARY

     Each individual to whom an Award has been made under this Plan may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payment that under the terms of such Award may become payable on or after the individual's death. At any time, and from time to time, any such designation may be changed or canceled by the individual without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named by a deceased participant, or the designated beneficiaries have predeceased the individual, the beneficiary shall be the individual's estate. If an individual designates more than one beneficiary, any payments under this Plan to such beneficiaries shall be made in equal shares unless the individual has designated otherwise, in which case the payments shall be made in the shares designated by the individual.

12. CHANGE OF CONTROL

     A. Notwithstanding anything in this Plan to the contrary, in the event of a Change of Control, the unexercised Options outstanding under this Plan will automatically become exercisable in full and all Conditions to which any Restricted Stock is subject shall be deemed satisfied as of the Change of Control Date. The existence of this Plan or of Options granted hereunder shall not in any way prevent any Change of Control transaction and no holder of Options granted under this Plan shall have the right to prevent any such transaction.

     B. For purposes of the Plan, the term "CHANGE OF CONTROL" shall mean the occurrence of any one or more of the following events:

     (1) any corporation (other than the Company or a Subsidiary), person or group (within the meaning of Sections 13(d) or 14(d)(2) of the 1934 Act) makes a tender or exchange offer which, if consummated, would make such corporation, person or group the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of voting securities of the Company representing more than 25% of the total number of votes eligible to be cast at any election of directors of the Company and, pursuant to such offer, purchases are made (an "OFFER");

     (2) the shareholders of the Company approve an agreement to merge or consolidate the Company with or into another corporation or to sell, lease or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation;

     (3) any corporation, person or group (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act), other than E. I. Du Pont de Nemours and Company or their affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of voting securities of the Company representing more than 25% of the total number of votes eligible to be cast at any election of directors of the Company; or

     (4) those persons who constitute the Directors at the beginning of any one-year period cease to constitute a majority of the Board at any time during such one-year period; provided that changes in board membership among the employees or consultants of E. I. du Pont de Nemours and Company who are Directors or nominees of the Company shall not be considered in determining whether this event has occurred.

     As used herein, the term ("CHANGE OF CONTROL DATE") means the first purchase of voting securities of the Company pursuant to an Offer, the date of any shareholder approval or adoption of an agreement or plan referred to in
Section 12.B.(2), the date on which the event described in Section 12.B.(3) occurs, or the date on which the change in constituency of the Board, described in Section 12.B.(4) occurs, as the case may be.

     C. In the event that the Compensation Committee determines that an "excess parachute payment" (as defined in Code Sec. 280G) would result if the full acceleration Provision in this Section occurred (when added to any other payments or benefits under any other agreements, arrangements or plans that are contingent on a Change of Control or that would otherwise constitute "parachute payments" as defined in Code Sec. 280G) then the number of shares as to which exercisability is accelerated shall be reduced at the election of the Compensation Committee to the minimum extent necessary to prevent any "excess parachute payment" from occurring ("the limitation"). Notwithstanding the above, if, in the opinion of the Compensation Committee, the total "parachute payments" (reduced by the amount of excise tax imposed on the employee under Code Section 4999 and by the state and federal income taxes on all such payments in excess of such limitation) would exceed such total amounts payable if such limitation were applied, the Compensation Committee shall not reduce the number of accelerated shares.

     D. In the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or becomes the wholly-owned subsidiary of another corporation, any outstanding options hereunder may be terminated by the Company as of the effective date of such dissolution, liquidation, merger or consolidation by giving notice to each holder thereof of its intention to do so not less than
(10) days preceding such effective date and permitting the exercise until such effective date, or the Expiration Date if earlier, of all such outstanding Options. Notwithstanding the preceding sentence, if the Company is not the surviving corporation or becomes the wholly owned subsidiary of another corporation as a result of the Company being reorganized or merged or consolidated with another corporation while unexercised options are outstanding under this Plan, the surviving or parent corporation, as the case may be, may either (1) assume the unexercised options outstanding under this Plan; or (2) substitute new options in the surviving corporation or parent corporation, as the case may be, for the outstanding Options. The latter alternative can be used only if the excess of the aggregate fair market value of the securities subject to the options immediately after the substitution or assumption over the aggregate option price of such shares is not less than the excess of the aggregate fair market value of the Common Stock subject to the outstanding Option immediately before such substitution or assumption over the aggregate option price of such Common Stock, and that the vesting status of any substituted options duplicates as nearly as practicable the vesting status of the old options.


13.  MISCELLANEOUS

     A. NO EMPLOYMENT CONTRACT. Nothing contained in the Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company or any Subsidiary.

     B. EMPLOYMENT WITH SUBSIDIARIES. For purposes of determining employment with respect to ISOs, employment by the Company shall be deemed to include employment by, and to continue during any period in which an employee is in the employment of any Subsidiary.

     C. NO RIGHTS AS A SHAREHOLDER. A participant shall have no rights as a shareholder with respect to shares covered by such participant's Option or Restricted Stock award until the date of the issuance of shares to the employee pursuant thereto. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

     D. NO RIGHT TO CORPORATE ASSETS. Nothing contained in the Plan shall be construed as giving any participant, such participant's beneficiaries or any other person any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company or a Subsidiary and any such person, except to the extent such person is a holder of shares of Common Stock issued pursuant to the Plan.

     E. NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

     F. ASSIGNABILITY. All or a portion of the Nonqualified Options and Restricted Stock to be granted to an Optionee may, in the discretion of the Committee (or the Board of Directors, as the case may be), be on terms that permit transfer without consideration by such Optionee to:

     (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"),

     (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members (including a custodian under a Uniform Gifts to Minors Act for the benefit of a child or grandchild), or

     (iii) a partnership or other entity in which such Immediate Family Members are the only partners, PROVIDED that (A) the stock option agreement pursuant to which such Nonqualified Options or Restricted Stock are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (B) subsequent transfers of transferred Options or Restricted Stock shall be prohibited except by will or the laws of descent and distribution. Following transfer, any such Options or Restricted Stock shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of each Agreement and Sections 6.B(2) and 10 hereof the term "Optionee" shall be deemed to refer to the transferee (however, the events of termination of employment of Section 7.D hereof shall continue to be applied with respect to the original Optionee). Except as set forth above, Options and Restricted Stock may not be transferred except by will or the laws of descent and distribution.

     G. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares of Common Stock pursuant to the Plan will be used for general corporate purposes.

     H. GOVERNING LAW; CONSTRUCTION. All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provisions of the Plan.

     I. AMENDMENT AND TERMINATION. The Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan and any Awards hereunder; provided, however, that no such action of the Committee may, without the approval of the shareholders of the Company, alter the provisions of the Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to Awards and distributed in the payment of Awards and exercises under the Plan (except as provided in Section 8); (ii) change the eligibility provisions of the Plan; or (iii) change the individual limit in Section 4 above. For the purposes of awarding ISOs, the Plan shall terminate on June 8, 2007, and no ISOs shall be awarded after such date.

     J. PREEMPTION BY APPLICABLE LAWS AND REGULATIONS. Notwithstanding the above, if the issuance or other distribution of shares of Common Stock or Restricted Stock would cause a breach of any applicable law or regulation, absent some act by the individual or the Company, the issuance or distribution of such shares, as the case may be, shall be deferred until such action shall have been taken.

                            DUPONT PHOTOMASKS, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 26, 1999

                                     PROXY

     The undersigned hereby appoints David S. Gino and John M. Lynn, or any one or more of them, with full power of substitution, the attorneys and proxies for the undersigned to vote the shares of common stock of DuPont Photomasks, Inc., a Delaware corporation, held of record by the undersigned at the close of business on September 7, 1999, at the annual meeting of stockholders of the company to be held at the Doubletree Hotel, 6505 North IH-35, Austin, Texas 78751, on Tuesday, October 26, 1999 at 10:00 a.m. local time, and at any adjournment thereof, as follows:

--------------------------------------------------------------------------------

COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENT/ADDRESS CHANGE ON REVERSE SIDE.

                              (Continued and to be signed on other side)

--------------------------------------------------------------------------------

                           - FOLD AND DETACH HERE -

PLEASE BE ADVISED THAT OUR TRANSFER AGENTS IS:

                     FIRST CHICAGO TRUST COMPANY, A DIVISION OF EQUISERVE P.O. BOX 2500
                     JERSEY CITY, N.J. 07303-2506
                     1-800-446-2617

--------------------------------------------------------------------------------

[X]   PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE PERSONS SET FORTH HEREIN AS DIRECTORS AND THE OTHER PROPOSALS.


1. To approve certain measures
   affecting stockholders' rights
   and certain "anti-takeover"
   provisions, including:

   (A)  Classified Board of
        Directors Removable                     / /               / /                / /
        Only for Cause.

   (B)  Super-Majority Vote
        Requirements for Amendment              / /               / /                / /
        of Provisions of our Amended
        and Restated Certificate of
        Incorporation and Bylaws

   (C)  Increase in the Number of
        Shares of Common Stock                  / /               / /                / /
        Authorized for Issuance.

   (D)  Amendment of Preferred Stock
        Liquidation Preference.                 / /               / /                / /

   (E)  Elimination of Stockholder
        Action by Written Consent.              / /               / /                / /

   (F)  Special provision for Directors
        Elected by Preferred                    / /               / /                / /
        Stockholders.

             FOR all nominees listed to        WITHHOLD VOTE                NOMINEES: John L. Doyle,
             the right (except as marked       to vote for all nominees     John W. Himes, John C. Hodgson,
             to the contrary)                  listed to the right          Gary W. Pankonien, Susan
                                                                            Vladuchick Sam, John C. Sargent,
                                                                            and Marshall C. Turner


2. Election of Directors                        / /               / /

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)_____________________________________

                                                FOR               AGAINST            ABSTAIN
3. Approval of the adoption of the
   Amendment to the 1997 Stock                  / /               / /                / /
   Option and Restricted Stock Plan

4. Ratification of PricewaterhouseCoopers      / /          / /             / /
   LLP as independent accountants

5. As such proxies may in their discretion determine upon such other matters as may properly come before the meeting.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE, ALL OF THE PROPOSALS SET FORTH ABOVE AND SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

          -----------------------------------------------------------

          -----------------------------------------------------------
             SIGNATURE(S)                                     DATE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------


                            -FOLD AND DETACH HERE -

PLEASE NOTE

     THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF JOHN L. DOYLE, JOHN W. HIMES, JOHN C. HODGSON, GARY W. PANKONIEN, SUSAN VLADUCHICK SAM, JOHN C. SARGENT, AND MARSHALL C. TURNER, AS DIRECTORS AND FOR THE OTHER PROPOSALS.

     You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

     When signing this proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                         PLEASE SEND IN YOUR PROXY

                         In order that there may be proper representation at the annual meeting, each stockholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.

--------------------------------------------------------------------------------